EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

among
SUSTAINABLE GROWTH ADVISERS, LP, a Delaware limited partnership,
SGIA, LLC, a Delaware limited liability company,
VIRTUS PARTNERS, INC., a Delaware corporation,
ESTANCIA CAPITAL PARTNERS, L.P., a Delaware limited partnership, and

EACH OTHER SELLER NAMED HEREIN
Dated as of February 1, 2018

Page

Article I DEFINITIONS	1

Section 1.01	Certain Defined Terms 1

Section 1.02	Definitions 12

Section 1.03	Interpretation and Rules of Construction 14

Article II PURCHASE AND SALE	15

Section 2.01	Purchase and Sale of Transferred Units 15

Section 2.02	Closing 16

Section 2.03	Closing Deliveries by the SGA Parties 16

Section 2.04	Closing Deliveries by the Purchaser 17

Section 2.05	Closing Estimates; Closing Statement; and Purchase Price Adjustment 17

Section 2.06	Consenting Client Run Rate True-Up 19

Section 2.07	Seller Representative 20

Section 2.08	Withholding 22

Article III REPRESENTATIONS AND WARRANTIES OF THE SGA COMPANY PARTIES	23

Section 3.01	Existence and Power 23

Section 3.02	Authorization 23

Section 3.03	Capitalization and Ownership; Subsidiaries 24

Section 3.04	No Conflict 25

Section 3.05	Governmental Consents and Approvals 26

Section 3.06	Financial Information 26

Section 3.07	Absence of Undisclosed Material Liabilities 26

Section 3.08	Conduct in the Ordinary Course 27

Section 3.09	Assets Under Management; Advisory Agreements 27

Section 3.10	Litigation 29

Section 3.11	Compliance with Laws; Regulatory Matters 29

Section 3.12	Intellectual Property 31

Section 3.13	Insurance 32

Section 3.14	Properties and Assets 32

Section 3.15	Employee Matters 33

Section 3.16	Taxes 36

Section 3.17	Material Contracts 38

Section 3.18	Accounting Controls 40

Section 3.19	Affiliate Transactions 40

Section 3.20	Brokers 40

Section 3.21	Certain Assets 40

Article IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	41

Section 4.01	Existence and Power 41

Section 4.02	Authorization 41

Section 4.03	No Conflict 41

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Section 4.04	Governmental Consents and Approvals 42

Section 4.05	Investment Purpose 42

Section 4.06	Available Funds 42

Section 4.07	Litigation 42

Section 4.08	Statutory Disqualification 42

Section 4.09	Brokers 42

Section 4.10	No Other Representations or Warranties 43

Article V ADDITIONAL AGREEMENTS	43

Section 5.01	Conduct of Business Prior to the Closing 43

Section 5.02	Access to Information 45

Section 5.03	Notice of Certain Events 46

Section 5.04	Confidentiality 46

Section 5.05	Commercially Reasonable Efforts; Further Assurances 46

Section 5.06	Client Consents 47

Section 5.07	Registered Fund Approvals 48

Section 5.08	Transfer of Securities 50

Section 5.09	Tax Covenants 50

Section 5.10	Estancia Covenants 50

Section 5.11	Certain Agreements 51

Article VI TAX MATTERS	51

Section 6.01	Tax Matters 51

Section 6.02	Tax Indemnities. 52

Section 6.03	Tax Cooperation and Exchange of Information 53

Section 6.04	Conveyance Taxes 54

Section 6.05	Purchase Price Allocation 54

Section 6.06	Section 754 Election 54

Section 6.07	Tax Refunds 54

Article VII CONDITIONS TO CLOSING	55

Section 7.01	Conditions to Obligations of the SGA Parties 55

Section 7.02	Conditions to Obligations of the Purchaser 56

Article VIII INDEMNIFICATION	57

Section 8.01	Survival Period 57

Section 8.02	Indemnification by the Sellers 57

Section 8.03	Indemnification by the Purchaser 58

Section 8.04	Limits on Indemnification 58

Section 8.05	Third Party Claims 59

Section 8.06	Exclusive Remedy, etc 60

Section 8.07	Treatment as Purchase Price Adjustment 60

Section 8.08	Additional Matters 61

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Article IX TERMINATION	61

Section 9.01	Termination 61

Section 9.02	Effect of Termination 62

Article X GENERAL PROVISIONS	62

Section 10.01	Expenses 62

Section 10.02	Notices 62

Section 10.03	Announcements 64

Section 10.04	Severability 64

Section 10.05	Entire Agreement 64

Section 10.06	Successors and Assigns; Third Party Beneficiaries 64

Section 10.07	Amendment 65

Section 10.08	Waiver 65

Section 10.09	Currency 65

Section 10.10	Governing Law; Jurisdiction 65

Section 10.11	Waiver of Jury Trial 65

Section 10.12	Counterparts 66

Section 10.13	Specific Performance 66

EXHIBITS

Exhibit A-1	SGA LPA

Exhibit A-2	GP LLCA

Exhibit B	Services Agreements

Exhibit C	Form of Transfer Document

Exhibit D	Escrow Agreement

Exhibit E	Tax Certificate
SCHEDULES

Schedule A	Transferred Units and Purchase Price Percentages

Schedule B	Balance Sheet Rules

Schedule C	Current Assets and Liabilities

Schedule D	Unfunded Client Mandates

Schedule E	Purchase Price Allocation Principles

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SECURITIES PURCHASE AGREEMENT
THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of February 1, 2018, is made by and among (i) Sustainable Growth Advisers, LP, a Delaware limited partnership, (“SGA”), (ii) SGIA, LLC, a Delaware limited liability company and the general partner of SGA (“SGIA” and, together with SGA, the “SGA Company Parties”), (iii) Estancia Capital Partners, L.P. (“Estancia”), (iv) each of the individuals set forth on the signature pages hereto under the heading “Management Sellers” (the “Management Sellers” and, together with Estancia, the “Sellers” and the Sellers, together with the SGA Company Parties, the “SGA Parties”) and (v) Virtus Partners, Inc., a Delaware corporation (the “Purchaser” and, together with the SGA Parties, the “Parties”).
WHEREAS, the SGA Companies are engaged in the business of providing investment management and investment advisory services to Clients and acting as sponsor to each of the Funds (the “Business”);
WHEREAS, each Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from each such Seller, at the Closing (as defined below), the number of SGA Units (as defined below) and SGIA Units (as defined below) set forth on Schedule A hereto opposite the name of each such Seller (the “Transferred Units”), upon the terms and subject to the conditions set forth herein;
WHEREAS, in connection with the transactions contemplated hereby, concurrently herewith, (i) SGA, SGIA, the Purchaser, and each of the Management Sellers are entering into the Third Amended and Restated Limited Partnership Agreement of SGA set forth on Exhibit A-1 hereto (the “SGA LPA”) and (ii) the Purchaser is entering into the Third Amended and Restated Limited Liability Company Agreement of the GP set forth on Exhibit A-2 hereto (the “GP LLCA” and, together with the SGA LPA, the “Operating Agreements”), each of which will become effective as of (and subject to the occurrence of) the Closing; and
WHEREAS, in connection with the transactions contemplated hereby, concurrently herewith, certain of the Management Sellers are entering into Services Agreements with SGA set forth on Exhibit B hereto (each, a “Services Agreement”) which will become effective upon (and subject to the occurrence of) the Closing.
NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Parties hereby agree as set forth in this Agreement.

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Article I

DEFINITIONS
Section 1.01    Certain Defined Terms. For purposes of this Agreement:
“Accountant” means KPMG or, if KPMG is unavailable to serve, such independent accounting firm as is mutually agreed upon by the Purchaser and the Seller Representative (it being agreed that in such event, the Purchaser and the Seller Representative shall act in good faith and use commercially reasonable efforts to promptly agree upon such other accounting firm).
“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.
“Adjustment Percentage” means the excess of (i) 95% minus (ii) the Consenting Percentage.
“Advisers Act” means the Investment Advisers Act of 1940, as amended.
“Advisory Agreement” means any contract entered into by a SGA Related Entity for the purpose of providing (or otherwise providing for the provision of) investment advisory or investment management services, including any sub-advisory services, to another Person.
“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
“Ancillary Agreements” means, collectively, the (i) Operating Agreements and (ii) Services Agreements.
“Balance Sheet Rules” means those accounting principles, methods and practices used in preparing the Audited Balance Sheet, applied on a consistent basis and in accordance with GAAP; provided that those rules set forth on Schedule B shall in any event be applied.
“Base Date” means September 30, 2017.
“Base Revenue Run Rate” means $32,900,000.
“Base Purchase Price” means $129,500,000.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, NY.

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“Capital Stock” means: (a) any shares of capital stock of a corporation; (b) with respect to any Person other than a corporation, membership interests, partnership interests, joint venture interests or similar ownership interests therein; and (c) any warrants, options, convertible or exchangeable securities, subscriptions, rights (including any preemptive or similar rights), calls or other rights to purchase or acquire any of the foregoing.
“CIT” means each collective investment trust listed in Section 3.09 of the Disclosure Schedule.
“Claims” means any and all administrative, regulatory or judicial actions, suits, petitions, appeals, demands, demand letters, claims, liens, written notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements.
“Client” means any Person to which any SGA Company provides investment management or investment advisory services, including any sub-advisory services.
“Client Consent” means:
(i)with respect to a Client (other than a Registered Fund) that is party to an Advisory Agreement requiring (by its terms or under applicable Laws) written, affirmative or “express” consent to the deemed assignment of such Advisory Agreement resulting from the Transactions, that such Client has provided written consent to such deemed assignment of such Advisory Agreement resulting from the Transactions, and such consent remains in effect as of the Closing;
(ii)    with respect to a Client set forth on Section 1.01(a) of the Disclosure Schedules, such Client has provided a written consent and waiver with respect to the Transaction, including with respect to any prohibition on a deemed assignment of such Client’s Advisory Agreement resulting from the Transactions;
(iii)    with respect to a Client (other than a Registered Fund) that is a party to an Advisory Agreement that permits (in accordance with its terms and under applicable Laws) the use of “negative consent” to the deemed assignment of such Advisory Agreement, that such Client has been sent the written notification and consent letters as contemplated by Section 5.06 of this Agreement, and such Client has not for a period of at least forty-five (45) days (or such other period specified in such Advisory Agreement) following receipt of such first letter (or otherwise prior to the Closing) communicated to a SGA Company or Purchaser objections (or otherwise affirmatively declined to give its consent), to the deemed assignment of such Advisory Agreement resulting from the Transactions, and such consent remains in effect as of the Closing;

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(iv)    with respect to a Registered Fund, that a SGA Company shall have (a) entered into a new Advisory Agreement with such Registered Fund on substantially equivalent terms as the Advisory Agreement between SGA and such Registered Fund as of the date of this Agreement, (b) obtained the Fund Board Approval with respect to such new advisory contract, and (c) in the case of any Registered Fund where shareholder approval is required for such new Advisory Agreement by Laws and Regulations, obtained the Fund Shareholder Approval with respect to such new contract;
provided, however, that Client Consent for purposes of clauses (i) and (ii) of this sentence shall not be deemed to have been obtained if the Client under the applicable Advisory Agreement has expressed to a SGA Company, an intention to terminate receiving investment management or investment advisory services from the SGA Companies (or materially reduce the fee rates payable to the SGA Companies under the relevant Advisory Agreement) or has otherwise objected to the consummation of the transactions contemplated hereby, and in each case, has not withdrawn such intention to terminate or such objection.
“Closing Purchase Price” means the Base Purchase Price minus the Consent Reduction Amount (if any) minus the amount of the Closing Adjustment Amount (if any) determined pursuant to Section 2.05(b).
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Consent Reduction Amount” means (i) in the event that the Consenting Percentage is greater than or equal to 95%, zero, and (ii) in the event that the Consenting Percentage is less than 95%, that dollar amount equal to the product of (A) $129,500,000, multiplied by (B) the Adjustment Percentage multiplied by (C) a fraction, the numerator of which is four and the denominator of which is three.
“Consenting Client Revenue Run Rate” means the sum of the Revenue Run Rates with respect to each Client as of the Base Date for which Client Consent has been obtained (and remains in effect) as of the Closing, plus the Net Inflow Revenue Run Rate (if any), and minus the Net Outflow Revenue Run Rate (if any). For the avoidance of doubt, to the extent that any Unfunded Client Mandate has not funded as of the Closing, the Revenue Run Rate with respect to the unfunded portion of such Unfunded Client Mandate shall not be included in the Consenting Client Revenue Run Rate.
“Consenting Percentage” means a fraction, the numerator of which is the Consenting Client Revenue Run Rate, and the denominator of which is the Base Revenue Run Rate.
“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession,

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directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.
“Controlled Affiliate” means, with respect to a Person, any Affiliate of such Person controlled by such Person.
“Conveyance Taxes” means sales, use, value added, transfer, stamp, stock transfer, recordation, real property transfer or gains and similar Taxes.
“Current Assets” means, subject to the Balance Sheet Rules, the consolidated current assets of the SGA Companies, which current assets shall include only the line items set forth on Schedule C under the heading “Current Assets” and no other assets.
“Current Liabilities” means, subject to the Balance Sheet Rules, the consolidated current liabilities of the SGA Companies, which current liabilities shall include only the line items set forth on Schedule C under the heading “Current Liabilities” and no other liabilities.
“Disclosure Schedule” means the Disclosure Schedule, dated as of the date hereof, delivered by the SGA Parties to the Purchaser in connection with this Agreement.
“Encumbrance” means any security interest, pledge, hypothecation, mortgage, deed of trust, collateral security arrangement, lien, title imperfection, charge, easement, claim, encumbrance, encroachment or restriction, or other title or interest retention arrangement, reservation, limitation of any kind or nature.
“ERISA” means the Employee Retirement Income Security Act of 1974, and the regulations issued thereunder, in each case as amended from time to time.
“ERISA Affiliate” means, any person (within the meaning of Section 3(9) of ERISA), that, together with any SGA Company would be deemed a single employer within the meaning of Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code.
“ERISA Affiliate Liability” means any obligation, liability or expense of any SGA Company which arises under or relates to any Plan an ERISA Affiliate that is subject to Title IV of ERISA, Section 302 of ERISA, Section 412 of the Code, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any other statute or regulation that imposes liability on a “controlled group” basis with reference to any provision of Section 414 of the Code or Section 4001 of ERISA by reason of such SGA Company’s affiliation with any of its ERISA Affiliates other than a SGA Company.

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“Escrow Account” means an escrow account established pursuant to the terms and conditions of the Escrow Agreement.
“Escrow Agent” means JPMorgan Chase Bank, N.A.
“Escrow Agreement” means the escrow agreement by and among the Escrow Agent, the Purchaser and the Seller Representative, substantially in the form of Exhibit D, together with such changes as reasonably agreed by the Seller Representative and the Purchaser prior to the Closing.
“Escrow Amount” means an amount equal to 12.5% of the Closing Purchase Price.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Warranty Breach” means (i) a SGA Fundamental Warranty Breach, in the case of the Sellers, or (ii) a Purchaser Fundamental Warranty Breach, in the case of the Purchaser.
“Existing SGIA LLCA” means the Second Amended and Restated Limited Liability Company Agreement of SGIA, dated as of August 1, 2013.
“Existing SGA LPA” means the Second Amended and Restated Limited Partnership Agreement of SGA, dated as of August 1, 2013.
“Founders” means Gordon Marchand, George F. Fraise and Robert Rohn.
“Fund” means any of the Registered Funds, the UCITS and the CITs.
“Fund Agreement” means, with respect to any Fund, the governing or organizational documents for such Fund.
“GAAP” means United States generally accepted accounting principles in effect from time to time applied consistently throughout the periods involved.
“Governmental Authority” means any federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Indebtedness” means, without duplication, (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any

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other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (c) all obligations under financing or other capitalized leases required under GAAP to be classified and accounted for as capital leases, (d) letters of credit and any similar agreements, in each case, to the extent drawn, (e) all foreign currency purchase or swap contracts of any Person to the extent such obligations are required under GAAP to be reflected on the balance sheet of such Person and (f) any guarantee of the foregoing obligations.
“Indemnified Party” means (i) a Purchaser Indemnified Party or (ii) a Seller Indemnified Party, as the context requires.
“Indemnifying Party” means (i) a Seller pursuant to Section 8.02 or (ii) the Purchaser pursuant to Section 8.03, as the context requires.
“Intellectual Property” means (i) patents and patent applications; (ii) registered and unregistered trademarks, trade names, business names, service marks, trade dress and logos, including all goodwill associated therewith and all applications, registrations and renewals in connection therewith; (iii) works of authorship, including copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, computer software and related data and documentation and all moral rights; (iv) trade secrets and other confidential information (including, to the extent the following information constitutes trade secrets or other confidential information, know-how, technical data, client lists and business and marketing plans and proposals); and (v) domain names and uniform resource locators.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“IRS” means the Internal Revenue Service of the United States.
“Knowledge of SGA” means any event, fact, circumstance, occurrence or other matter that is actually known, or would have actually been known following reasonable inquiry, by any of the Founders, Daniel Callaway or Peter Seuffert.
“Law” or “Laws” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).
“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

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“Material Adverse Effect” means any change, effect, event, circumstance, occurrence, state of facts or development that, individually or together with any one or more changes, effects, events, circumstances, occurrences, states of fact or developments, has had or would reasonably be expected to have a material adverse effect on the assets, properties, business, operations, results of operations or condition (financial or otherwise) of the SGA Companies, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following (or the effect of any of the following) be taken into account in determining whether there has been or there would reasonably expected to be, a “Material Adverse Effect”: (i) any change in the United States or foreign economies, financial, credit or securities markets or political or regulatory conditions; (ii) any change in the asset management industry; (iii) any change, after the date hereof, in Laws applicable to any of the SGA Companies or in GAAP; (iv) conditions arising after the date hereof as a result of hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any of the foregoing, or as a result of any natural disaster or similar event; (v) the investment performance or any failure of the SGA Companies or the Funds to meet projections or forecasts, in each case in and of themselves, (it being understood that the underlying cause of such investment performance or any such failure shall not (subject to the other provisions of this definition) be excluded); or (vi) the public announcement of the Transactions, compliance with the terms of this Agreement or the consummation of the Transactions; except to the extent that, in the case of the matters described in clauses (i) through (iv) above, the SGA Companies, taken as a whole, are adversely affected thereby in a material and disproportionate manner relative to similar participants in the industry in which the SGA Companies operate.
“Net Inflow Revenue Run Rate” means the aggregate net increase, if any, in the Revenue Run Rates from the Base Date to the Closing Date with respect to each Client for which Client Consent has been obtained (and remains in effect) as of the Closing due to (i) deposits and/or withdrawals of assets under management by such Clients after the Base Date, (ii) the termination of any Advisory Agreement after the Base Date, (iii) any new Advisory Agreements entered into after the Base Date (with the assets under management pursuant thereto being deemed equal to the assets under management upon the funding of such new mandate, plus or minus (as applicable) subsequent deposits or withdrawals by the Client party thereto prior to the Closing) and (iv) any changes in the effective management fee rate in effect for such Client following the Base Date. For the avoidance of doubt, the calculation of Net Inflow Revenue Run Rate shall exclude any changes in the Revenue Run Rate resulting from any increase or decrease in assets under management due to market appreciation or depreciation or currency fluctuations occurring from and after the Base Date.
“Net Outflow Revenue Run Rate” means the aggregate net decrease, if any, in the Revenue Run Rates from the Base Date to the Closing Date with respect to each Client for which Client Consent has been obtained (and remains in effect) as of the Closing due to (i) deposits and/

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or withdrawals of assets under management by such Clients after the Base Date, (ii) the termination of any Advisory Agreement after the Base Date, (iii) any new Advisory Agreements entered into after the Base Date (with the assets under management pursuant thereto being deemed equal to the assets under management upon the funding of such new mandate, plus or minus (as applicable) subsequent deposits or withdrawals by the Client party thereto prior to the Closing) and (iv) any changes in the effective management fee rate in effect for such Client following the Base Date. The absolute value of any Net Outflow Revenue Run Rate shall be expressed as a positive number. For the avoidance of doubt, the calculation of Net Outflow Revenue Run Rate shall exclude any changes in the Revenue Run Rate resulting from any increase or decrease in assets under management due to market appreciation or depreciation or currency fluctuations occurring from and after the Base Date.
“Net Working Capital” means Current Assets, minus Current Liabilities as determined in accordance with the Balance Sheet Rules, each calculated immediately before, and without giving effect to, the Closing, except as described in the Balance Sheet Rules.
“Organizational Document” means, with respect to any Person that is not a natural person, such Person’s charter, certificate or articles of incorporation, limited partnership or formation, bylaws, memorandum and articles of association, operating agreement, limited liability company agreement, partnership agreement, limited partnership agreement, limited liability partnership agreement or other similar constituent or organizational documents of such Person.
“Parties” has the meaning set forth in the Preamble.
“Permitted Encumbrances” means (a) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings, as to which adequate reserves are set forth on the books of the SGA Companies in accordance with the Balance Sheet Rules; (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of any SGA Company, or the validity or amount of which is being contested in good faith by appropriate proceedings by any SGA Company and as to which adequate reserves are set forth on the books of the SGA Companies, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation); (c) zoning, entitlement and other land use and environmental regulations by Governmental Authorities which do not materially interfere with the present occupancy or use of the properties subject to the Leases or the present use of the assets of the SGA Companies; (d) covenants, conditions, restrictions, easements, rights of way, imperfections or irregularities of title and similar matters of record set forth in any state, local or municipal franchise of any of the SGA Companies which do not materially interfere with the present occupancy or use

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of the properties subject to the Leases or the present use of the assets of the SGA Companies; (e) licenses of Intellectual Property and; (f) Permitted Securities Encumbrances.
“Permitted Securities Encumbrances” means all restrictions on transfers of securities imposed by securities Laws, all restrictions or other limitations arising under this Agreement and the Ancillary Agreements, and all restrictions or other limitations reflected in the provisions of the applicable Organizational Document .
“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other legal entity.
“Plans” means (i) all material employee benefit plans as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and all material bonus, stock option, stock purchase, restricted stock, phantom stock, profits interest, units or other forms of equity-based compensation, incentive, profit sharing, savings, retirement, pension, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, executive compensation, tax gross up, salary continuation, flexible benefit, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life, welfare, employee loan, educational assistance or fringe benefit or other benefit plans, programs, policies, funds or arrangements, and all employment, termination, severance change-in-control, transaction bonus, retention, deferred compensation, indemnification or other employment- or compensation-related contracts or agreements, whether written or oral, qualified or nonqualified, or funded or unfunded, which are sponsored, maintained or contributed to by any SGA Company or to which any SGA Company is obligated to contribute, or under which any SGA Company has or may have any actual or contingent Liability, including any ERISA Affiliate Liability which benefits any current or former employee, officer, director, consultant or independent contractor of any SGA Company or the beneficiaries or dependents of any such Person and (ii) each employee benefit plan for which any SGA Company may have any actual or contingent Liability under Section 4069 or 4212(c) of ERISA.
“Purchase Price Percentage” means, with respect to each Seller, the percentage set forth on Schedule A hereto opposite the name of such Seller.
“Purchaser Fundamental Representation” means any representation or warranty set forth in Section 4.01 (Existence and Power), Section 4.02 (Authorization), Section 4.05 (Investment Purpose) or Section 4.09 (Brokers).
“Purchaser Fundamental Warranty Breach” means a Purchaser Warranty Breach with respect to a Purchaser Fundamental Representation.
“Purchaser Warranty Breach” means the breach of any representation or warranty made by the Purchaser contained in this Agreement or in the certificate delivered pursuant to this

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Agreement (it being understood that each statement contained in such a certificate shall constitute a representation and warranty).
“Registered Fund” means each series of a registered investment company under the Investment Company Act listed in Section 3.09(c) of the Disclosure Schedule.
“Regulatory Documents” means with respect to a Person, all forms, reports, registration statements, schedules and other documents filed, or required to be filed, by such Person pursuant to the Advisers Act, other applicable securities Laws or other applicable Laws relating to the activities of investment advisors.
“Related Client” means any Client that is (a) a director, officer, shareholder, owner or employee of a SGA Company or any Affiliate thereof, (b) an immediate family member of any such director, officer, shareholder, owner or employee or (c) an Affiliate of a SGA Company or of any such director, officer, shareholder, owner, employee or immediate family member.
“Revenue Run Rate” means, as of any measurement date with respect to a Client, the annualized management fees (whether based on fixed fee, minimum fee, asset-based or other arrangements, but excluding performance-based fees, and net of any applicable fee waivers, reimbursements or similar offsets) payable by such Client to the applicable SGA Company pursuant to the applicable Advisory Agreement, as in effect as of such measurement date, in each case calculated on a run-rate basis by multiplying (A) the assets under management for such Client as of the Base Date (or, in the case of any deposits of assets under management by a Client following the Base Date, as such date of the funding of such deposit to the SGA Companies) by (B) the effective management fee in effect for such Client as of the Base Date (or, in the case of any new Client after the Base Date, as of the date of the funding with respect to such Client) on an annualized basis. For the avoidance of doubt, the calculation of the Revenue Run Rate as of any date (i) shall not include any Net Inflow Revenue Run Rate or Net Outflow Revenue Run Rate (if any, as applicable) and (ii) shall exclude any changes in the Revenue Run Rate resulting from any increase or decrease in assets under management due to market appreciation or depreciation or currency fluctuations occurring from and after the Base Date.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller Closing Payment” means, with respect to each Seller, an amount equal to the product of (a) the excess of (i) the Closing Purchase Price minus (ii) the Escrow Amount multiplied by (b) such Seller’s Purchase Price Percentage.

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“Seller Debt” means, with respect to any Seller, as of immediately prior to the Closing, any unpaid principal balance and accrued and unpaid interest with respect to any loan from SGA to such Seller in respect of such Seller’s purchase of SGA Units.
“Seller Investment Banking Fees” means the fees payable to Broadhaven Securities, LLC at Closing.
“Seller Representative” means, solely in their capacity as Seller Representative and not in any other capacity, each of Estancia and Gordon Marchand, acting together.
“SGA Companies” means each of the SGA Company Parties and each of their respective Controlled Affiliates (other than the Funds).
“SGA Fundamental Representation” means any representation or warranty set forth in Section 3.01 (Existence and Power), Section 3.02 (Authorization), Section 3.03 (Capitalization and Ownership; Subsidiaries), Section 3.09(a) (Assets Under Management; Advisory Agreements), Section 3.16 (Taxes) (solely to the extent related to representations and warranties of the SGA Company Parties) or Section 3.20 (Brokers).
“SGA Fundamental Warranty Breach” means a SGA Warranty Breach with respect to a SGA Fundamental Representation.
“SGIA Units” has the meaning ascribed to “Ownership Units” under the Existing SGIA LLCA.
“SGA Related Entities” means each of the SGA Companies and each of the Funds.
“SGA Units” has the meaning ascribed to “Ownership Units” under the Existing SGA LPA.
“SGA Warranty Breach” means the breach of any representation or warranty made by a SGA Company Party contained in this Agreement or in any certificate delivered pursuant to Section 7.02(a), (d) or (e) of this Agreement (it being understood that each statement contained in such a certificate shall constitute a representation and warranty of the SGA Company Parties hereunder).
“Subsidiaries” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, or otherwise bestowing the power to direct the management of such entity are, at the time, directly or indirectly owned by such Person or any entity for which such Person serves as the managing member or general partner; provided that, with respect

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to any SGA Company, the term Subsidiary shall not include any Client, any Fund, or any investor therein solely due to its status as such.
“Target Net Working Capital” means $2,500,000.
“Tax” or “Taxes” means (i) federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, escheat or abandoned property, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or any similar taxes, charges or fees of any kind (together with any and all interest, penalties and additions to tax imposed with respect thereto) imposed by any Governmental Authority, (ii) any and all liability for the payment of any items described in clause (i) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included) in any Tax Return related to such group), and (iii) any and all liability for the payment of any items described in clause (i) or (ii) above as a result of any obligation to indemnify any other person pursuant to contract as a successor or transferee, pursuant to applicable law, or otherwise.
“Tax Returns” means any and all returns, reports and forms (including elections, declarations, amendments, schedules, information returns or attachments thereto) required to be filed with a Governmental Authority with respect to Taxes, including any amendment thereof.
“Transaction Expenses” means all costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred by or on behalf of the SGA Companies in connection with this Agreement and the Transactions (including any reimbursable expenses of any Seller in connection herewith or therewith and the Seller Investment Banking Fees).
“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.
“Treasury Regulations” means the Treasury Regulations (including temporary Treasury Regulations) promulgated by the United States Department of Treasury with respect to the Code.
“True Up Date” means the nine (9) month anniversary of the Closing Date.
“UCITS” means each Undertakings for Collective Investment in Transferable Securities listed in Section 3.09 of the Disclosure Schedule.

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“Unfunded Client Mandates” means each of the Client mandates set forth on Schedule D under the heading “Unfunded Client Mandates”.
“Units” means the SGA Units and SGIA Units.
Section 1.02    Definitions. The following terms have the meanings set forth in the Sections set forth below:

Term	Section
Affiliate Contract	Section 3.19
Agreement	Preamble
Allocation Schedule	Section 6.05
Audited Balance Sheet	Section 3.06(a)
Authorized Action	Section 2.07(a)
Bankruptcy Exception	Section 3.02(a)
Business	Recitals
Closing	Section 2.02
Closing Adjustment Amount	Section 2.05(b)
Closing Date	Section 2.02
Closing Net Working Capital	Section 2.05(a)
Closing Net Working Capital Statement	Section 2.05(c)
Company Securities	Section 3.03(c)
Confidentiality Agreement	Section 5.04
ERISA Accounts	Section 3.15(k)
Estancia	Preamble
Estimated Net Working Capital	Section 2.05(a)
Estimated True Up Amount	Section 2.06(a)
Excess Net Working Capital	Section 2.05(b)
Final Adjustment Amount	Section 2.05(h)
Final True Up Amount	Section 2.06(c)
Financial Statements	Section 3.06(a)
Fund Board Approval	Section 5.07(a)
Fund Financial Statement	Section 3.09(h)
Fund Shareholder Approval	Section 5.07(b)
GP LLCA	Recitals
Interim Balance Sheet Date	Section 3.06(a)
Interim Financial Statements	Section 3.06(a)
IP Licenses	Section 3.12(c)
Lease	Section 3.14(b)
Leases	Section 3.14(b)
Licensed Intellectual Property	Section 3.12(a)

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Term	Section
Loss	Section 8.02(a)
Management Sellers	Preamble
Material Contracts	Section 3.17(a)
Notice of Disagreement	Section 2.05(d)
Operating Agreements	Recitals
Owned Intellectual Property	Section 3.12(a)
Permit	Section 3.11(b)
Personal Information	Section 3.12(e)
Potential Contributor	Section 8.04(d)
Privacy Policy	Section 3.12(e)
Proxy Statement	Section 5.07(c)
Purchase Price	Section 2.01(a)
Purchaser	Preamble
Purchaser Indemnified Party	Section 8.02(a)
Seller Debt Amount	Section 2.01(c)
Seller Indemnified Party	Section 8.03
Sellers	Preamble
Services Agreement	Recitals
SGA	Preamble
SGA Company Parties	Preamble
SGA LPA	Recitals
SGA Parties	Recitals
SGIA	Preamble
Shareholder Meeting	Section 5.07(c)
Shortfall Amount	Section 2.06(a)
Similar Law	Section 3.15(k)
Subsidiary Securities	Section 3.03(d)
Termination Date	Section 9.01(a)
Third Party Claim	Section 8.05
Threshold	Section 8.04(b)(i)
Transaction Expense Amount	Section 2.01(d)
Transfer Documents	Section 2.03(a)(i)
Transferred Units	Recitals
True Up Amount	Section 2.06(a)
True Up Statement	Section 2.06(a)
USRPIs	Section 2.03(b)
WARN	Section 3.15(g)

Section 1.03    Interpretation and Rules of Construction.

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(a)    In this Agreement, except to the extent otherwise provided or that the context otherwise requires: (i) when a reference is made in this Agreement to an Article, Section, Exhibit, Schedule or Annex, such reference is to an Article or Section of, or an Exhibit, Schedule or Annex to, this Agreement; (ii) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement; (iii) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”; (iv) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; (v) terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto; (vi) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (vii) references to a Person are also to its successors and permitted assigns; and (viii) the use of “or” is not intended to be exclusive unless expressly indicated otherwise. References to “law”, “laws” or to a particular statute or law shall be deemed also to include such laws or statutes as such laws or statutes are from time to time amended, modified or supplemented, including by succession of comparable successor Laws.
(b)    The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements, documents and instruments executed and delivered in connection herewith with counsel sophisticated in investment transactions. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the agreements, documents and instruments executed and delivered in connection herewith shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement and the agreements, documents and instruments executed and delivered in connection herewith.
ARTICLE II

PURCHASE AND SALE
Section 2.01    Purchase and Sale of Transferred Units.
(a)    Purchase Price. The aggregate purchase price for the Transferred Units shall equal the Closing Purchase Price as adjusted pursuant to Sections 2.05 through 2.06 (the “Purchase Price”).
(b)    Sale of Transferred Units. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, (i) each Seller shall sell, assign, transfer and convey to the Purchaser, free and clear of any Encumbrances (other than Permitted Securities Encumbrances), the Transferred Units set forth on Schedule A hereto opposite the name of such Seller, and (ii) the Purchaser shall (A) pay to each Seller, an amount equal to such Seller’s applicable

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Seller Closing Payment (subject to the next sentence of this Section 2.01(b)), by wire transfer in immediately available funds to a bank account designated by the Seller Representative by written notice to the Purchaser no later than two (2) Business Days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of such Seller in such amount) and (B) pay to the Escrow Agent the Escrow Amount by wire transfer in immediately available funds to the Escrow Account.
(c)    Seller Debt. No later than two (2) Business Days prior to the Closing Date, the Seller Representative shall provide written notice to the Purchaser setting forth (i) the amount of any Seller Debt outstanding as of such date and (ii) the amount of such Seller Debt that will be repaid on behalf of such Seller at the Closing (the “Seller Debt Amount”); provided, that no Seller Debt Amount for any Seller may exceed the amount of the Seller Closing Payment payable to such Seller. At the Closing, with respect to each Seller owing Seller Debt, the Purchaser shall deduct the applicable Seller Debt Amount (not to exceed such Seller’s Seller Closing Payment) from such Seller’s Seller Closing Payment and shall pay the aggregate Seller Debt Amount to SGA by wire transfer in immediately available funds to a bank account designated by the Seller Representative by written notice to the Purchaser no later than two (2) Business Days prior to the Closing Date. Upon the receipt of the aggregate Seller Debt Amount by SGA, SGA shall deem the applicable Seller Debt repaid to the extent of the Seller Debt Amount repaid on behalf of the applicable Seller.
(d)    Transaction Expenses. No later than two (2) Business Days prior to the Closing Date, the Seller Representative shall provide written notice to the Purchaser setting forth the amount of any Transaction Expenses that will be repaid at the Closing (the “Transaction Expense Amount”). At the Closing, the Purchaser shall (i) deduct from each Seller’s Seller Closing Payment an amount equal to the Transaction Expense Amount multiplied by such Seller’s Purchase Price Percentage (provided, that no such deduction, in the aggregate with any deduction made pursuant to Section 2.01(c) in respect of Seller Debt, for any Seller may exceed the amount of the Seller Closing Payment payable to such Seller) and (ii) pay such Transaction Expenses to the applicable recipients thereof SGA by wire transfer in immediately available funds to a bank account designated by the Seller Representative by written notice to the Purchaser no later than two (2) Business Days prior to the Closing Date. Any Transaction Expenses that are not paid at or prior to Closing shall be included as Current Liabilities as provided in the Balance Sheet Rules.
(e)    Distribution of Escrow Amount. The Escrow Amount shall be held and distributed in accordance with the terms of the Escrow Agreement to satisfy (i) any adjustments pursuant to Section 2.05 in favor of the Purchaser and (ii) any and all claims made by the Purchaser or any other Purchaser Indemnified Party against any of the Sellers pursuant to Section 6.02 and Article VIII.

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Section 2.02    Closing. Subject to the terms and conditions of this Agreement, the closing of the sale and purchase of the Transferred Units contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, NY 10178-0060 on the third Business Day following the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of all conditions at the Closing) or (c) at such other place or at such other time or on such other date as the Sellers and the Purchaser may mutually agree upon in writing (the date on which Closing occurs is the “Closing Date”). The Closing may be conducted in a mutually acceptable manner by the exchange of documents and signature pages via overnight courier, facsimile or pdf attachments to e-mails.
Section 2.03    Closing Deliveries by the SGA Parties.
(a)    At the Closing, each SGA Party shall deliver or cause to be delivered to the Purchaser each of the following documents or agreements to which such SGA Party is a party:
(i)    written instruments of transfer executed by each Seller, transferring the Transferred Units to be transferred by such Seller pursuant to Section 2.01(b) to the Purchaser, each substantially in the form attached hereto as Exhibit C (the “Transfer Documents”);
(ii)    the certificates required by Section 7.02; and
(iii)    a certificate of each Seller that is a U.S. person for U.S. tax purposes in form as provided in Exhibit E in order to satisfy the requirements of Section 1446(f)(2)(A) of the Code.
(b)    Each SGA Company Party shall deliver to Purchaser at Closing a statement as described in Treasury Regulations Section 1.1445-11T(d)(2) and in form and substance satisfactory to Purchaser, certifying that either (a) fifty percent (50%) or more of the value of the gross assets of such SGA Company Party does not consist of United States real property interests within the meaning of Section 897 of the Code and the Treasury Regulations thereunder (“USRPIs”) or (b) ninety percent (90%) or more of the value of the gross assets of the Partnership does not consist of USRPIs plus cash or cash equivalents.
(c)    Each of Estancia and Gordon Marchand, solely in their joint capacity as Seller Representative (as defined in the Escrow Agreement) and not in any other capacity, shall deliver to Purchaser an executed counterpart to the Escrow Agreement.

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Section 2.04    Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver:
(a)    the payments described in Section 2.01(b);
(b)    an executed counterpart to the Escrow Agreement;
(c)    an executed counterpart to each Transfer Document;
(d)    the final Allocation Schedule (as approved by the Seller Representative in accordance with Section 6.05); and
(e)    the certificate required by Section 7.01.
Section 2.05    Closing Estimates; Closing Statement; and Purchase Price Adjustment.
(a)    No less than three (3) Business Days prior to the Closing Date, the SGA Parties shall deliver to the Purchaser a good faith, reasonable estimate of (x) Net Working Capital as of the close of business on the Closing Date, without reduction for the distribution of any Excess Net Working Capital contemplated by Section 2.05(i) (“Closing Net Working Capital” and, as so estimated, “Estimated Net Working Capital”) and (y) the amount of any Indebtedness of the SGA Companies outstanding as of the Closing, other than any Indebtedness included as a Current Liability (the “Closing Debt Amount” and, as so estimated, the “Estimated Closing Debt Amount”)). The Estimated Net Working Capital shall be calculated in accordance with the Balance Sheet Rules and the other requirements of this Section 2.05 (and related definitions) (and otherwise in accordance with GAAP), include reasonable supporting documentation, and be prepared in consultation with the Purchaser.
(b)    If the amount of the Closing Net Working Capital based on the Estimated Net Working Capital delivered pursuant to Section 2.05(a) exceeds the Target Net Working Capital (such excess, the “Excess Net Working Capital”), the Closing Purchase Price shall not be increased, but any such Excess Net Working Capital shall be subject to Section 2.05(i). The Closing Purchase Price shall be decreased by an amount in cash equal to the sum of (i) the amount, if any, by which Target Net Working Capital exceeds the Closing Net Working Capital, based on the Estimated Net Working Capital delivered pursuant to Section 2.05(a), plus (ii) the Estimated Closing Debt Amount. The amount, if any, by which the Closing Purchase Price is decreased pursuant to this Section 2.05(b) is referred to as the “Closing Adjustment Amount” and, for the avoidance of doubt, if the Estimated Net Working Capital delivered pursuant to Section 2.05(a) is equal to the Target Net Working Capital and the Estimated Closing Debt Amount is $0, the Closing Adjustment Amount shall be zero and the Closing Purchase Price shall neither be increased nor decreased pursuant to this Section 2.05(b).
(c)    Within sixty (60) days after the Closing Date, the Purchaser shall prepare and deliver to the Seller Representative a statement (the “Closing Net Working Capital Statement”) setting forth in reasonable detail the Purchaser’s good faith proposed calculations of (x) Closing Net Working Capital and (y) the Closing Debt Amount. The Closing Net Working Capital Statement shall be calculated in accordance with the Balance Sheet Rules and the other requirements of this Section 2.05 (and related definitions) (and otherwise in accordance with GAAP), and shall include reasonable supporting documentation. For the avoidance of doubt, the Closing Net Working Capital Statement may also agree with the calculation of the Estimated Net Working Capital and the Estimated Closing Debt Amount delivered pursuant to Section 2.05(a), in which case the Estimated Net Working Capital and the Estimated Closing Debt Amount shall become final and binding upon all parties with respect to all matters that are so agreed.
(d)    The Seller Representative may dispute the Closing Net Working Capital Statement by delivering a written notice of dispute (a “Notice of Disagreement”) to the Purchaser (with a copy to each of the Sellers), within fifteen (15) days of receiving the Closing Net Working Capital Statement. If the Seller Representative does not deliver a Notice of Disagreement within such fifteen (15) day period (or if the Seller Representative earlier confirms in writing its definitive agreement with the Closing Net Working Capital Statement), then the Closing Net Working Capital Statement shall become final and binding upon all parties. During the fifteen (15) day period following the Seller Representative’s receipt of the Closing Net Working Capital Statement, the Seller Representative and its accountants shall be permitted reasonable access to review the working papers of the Purchaser and the Purchaser’s independent accountant relating to the Closing Net Working Capital Statement; provided, that in order to review such accountant’s working papers the Seller Representative and its accountants shall execute any releases or waivers customarily and reasonably required by independent accountants in connection therewith. A Notice of Disagreement shall set forth in reasonable detail those items in the Closing Net Working Capital Statement that the Seller Representative disputes, and include all reasonable supporting documentation.
(e)    The Purchaser and the Seller Representative will attempt to resolve any such dispute during the ten (10) day period commencing on the date the Seller Representative delivers the Notice of Disagreement. If the Purchaser and the Seller Representative do not agree upon a final resolution within such ten (10) day period, then (i) the Purchaser and the Sellers Representative shall jointly retain the Accountant (including by executing a customary agreement with the Accountant in connection with its engagement) and (ii) the items that remain in dispute shall be submitted promptly to the Accountant. The Purchaser and the Seller Representative shall cause the engagement of the Accountant to be on such terms that (A) the Accountant shall be instructed to render a written determination of the applicable dispute within thirty (30) days after referral of the matter to it, (B) such determination must be in writing and must set forth, in reasonable detail, the basis therefor, (C) the Accountant shall determine, based solely on presentations by the Purchaser and the Seller Representative and their respective representatives, and not by independent review, only those items disputed in the Notice of Disagreement that have not subsequently been agreed upon in writing by the parties and (D) in resolving any disputed item, the Accountant shall be bound by the Balance Sheet Rules and the definitions of Net Working Capital and Closing Debt Amount and the other requirements of this Section 2.05 (and related definitions) and shall not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.
(f)    The determination of the Accountant shall be conclusive and binding upon the Purchaser, the SGA Parties and the Seller Representative (absent fraud, bad faith or manifest error) and judgment may be entered upon the determination of the Accountant in any court having jurisdiction over the party against which such determination is to be enforced. Notwithstanding any provisions hereof to the contrary, the Accountant shall be deemed to be acting as an expert and not as an arbitrator.
(g)    The fees, costs and expenses of the Accountant (i) shall be paid by the Purchaser in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by the Seller Representative (as finally determined by the Accountant) bears to the aggregate dollar amount of such items so submitted and (ii) shall be paid from the Escrow Amount in the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by the Seller Representative (as finally determined by the Accountant) bears to the aggregate dollar amount of such items so submitted.
(h)    The “Final Adjustment Amount” shall be an amount equal to (i) the Closing Net Working Capital as finally determined by this Section 2.05 minus (ii) the Estimated Net Working Capital minus (iii) the amount, if any, by which the Closing Debt Amount, as finally determined by this Section 2.05, exceeds the Estimated Closing Debt Amount plus (iv) the amount, if any, by which the Estimated Closing Debt Amount exceeds the Closing Debt Amount, as finally determined by this Section 2.05. Within three (3) Business Days after the determination of the Closing Net Working Capital and Closing Debt Amount, (A) if the Final Adjustment Amount is positive, the Purchaser shall pay (by wire transfer of immediately available funds to the account or accounts designated in writing by the Seller Representative) an amount in cash to each Seller equal to the product of (1) the Final Adjustment Amount multiplied by (2) such Seller’s applicable Purchase Price Percentage, and (B) if the Final Adjustment Amount is negative, the Seller Representative and the Purchaser shall instruct the Escrow Agent to pay a portion of the Escrow Amount equal to the absolute value of the Final Adjustment Amount to the Purchaser. For the avoidance of doubt, if the Final Adjustment Amount is equal to zero, no payment will be required under this Section 2.05.
(i)    Following the Closing Date, the SGA Companies shall make a distribution, dividend or other payment to the holders of Capital Stock of the SGA Companies as of the date immediately prior to the Closing (and not to the Purchaser), as determined by the Sellers Representative, in an aggregate amount not greater than the Excess Net Working Capital.
Section 2.06    Consenting Client Run Rate True-Up.
(a)    If the Closing Purchase Price is less than the Base Purchase Price at the Closing due a Consent Reduction Amount (the aggregate amount of any such reduction, a “Shortfall Amount”), then within forty-five (45) days after the True Up Date, the Purchaser shall prepare and deliver to the Seller Representative a statement (the “True Up Statement”) setting forth in reasonable detail proposed calculations of Closing Purchase Price, as adjusted to give credit for the incremental Revenue Run Rates, if any, with respect to (i) each Unfunded Client Mandate that was not funded as of the Closing to the extent that such Unfunded Client Mandate has been funded (in whole or in part, to the extent of such funding) as of the True Up Date and (ii) any Clients for which the applicable Client Consent was not obtained as of the Closing Date but has since been obtained and remains in effect as of the True Up Date and where a SGA Company is continuing to provide advisory services to such Client under the applicable Advisory Agreement as of the True Up Date, and such incremental Revenue Run Rates, if any, shall be reduced with respect to any withdrawals or terminations or any changes in fee rates with respect to any such Client prior to or on the True Up Date. Any increase in such recalculated Closing Purchase Price pursuant to this Section 2.06 shall be referred to herein as the “True Up Amount” and, as so estimated, the “Estimated True Up Amount”. The True Up Statement shall be calculated in accordance with the requirements of this Section 2.06 (and related definitions), and shall include reasonable supporting documentation, and, for the avoidance of doubt, the True Up Amount shall not in any event exceed the Shortfall Amount.
(b)    The Seller Representative may dispute the True Up Statement and the Estimated True Up Amount, and any such disagreement shall be resolved by the Accountant, in each case, in accordance the procedures set forth in Section 2.05(d) through Section 2.05(g) mutatis mutandis.
(c)    The “Final True Up Amount” shall be the True Up Amount as finally determined by this Section 2.06. Within three (3) Business Days after the determination of the Final True Up Amount, if the Final True Up Amount is an amount greater than zero, the Purchaser shall pay (by wire transfer of immediately available funds to the account or accounts designated in writing by the Seller Representative) an amount in cash to each Seller equal to the product of (i) the Final True Up Amount multiplied by (ii) such Seller’s applicable Purchase Price Percentage.
Section 2.07    Seller Representative.
(a)    The SGA Parties hereby (i) irrevocably nominate, constitute and appoint the Seller Representative as the agent and true and lawful attorney-in-fact of the SGA Parties in connection with the matters set forth in this Section 2.07, with full power of substitution, to act in the name place and stead of the Sellers for purposes of executing, delivering, acknowledging, certifying, filing, modifying, or waiving any and all documents and taking any actions that the Seller Representative may, in its reasonable discretion, determine to be necessary, desirable or appropriate in connection with or arising out of this Section 2.07 and its performance of its duties under this Section 2.07 and (ii) grant the Seller Representative such powers and authority as are necessary to carry out the functions assigned to it under this Section 2.07 (each such functions, an “Authorized Action”). By its execution hereof, the Seller Representative agrees to serve in such capacity; provided, however, that the Seller Representative shall have no obligation to act on behalf of the Sellers except as expressly provided herein. A SGA Party will be deemed a party or a signatory to any document, instrument, certificate, or agreement that the Seller Representative signs on behalf of such SGA Party in accordance with this Section 2.07. Each of the SGA Parties acknowledges and agrees that actions of the Seller Representative under this Agreement shall require the vote or consent (as applicable) of each Person constituting the Seller Representative.
(b)    Without limiting the generality of Section 2.07(a), the Seller Representative shall have the full power, authority, and discretion to:
(i)    give and receive all notices required or permitted to be given pursuant to or in connection with Section 2.07, Section 6.01, Section 6.02 or Article VIII;
(ii)    take or refrain from taking any actions on behalf of the Sellers (whether by negotiation, settlement, litigation or otherwise) to contest, resolve, settle or consent to liability with respect to any indemnification claim pursuant to Article VIII or Section 6.02;
(iii)    take the actions set forth in Section 6.02
(iv)    assist the SGA Parties in performing their obligations under Section 5.05;
(v)    perform all of the Seller Representative’s duties with respect to the determinations (A) of the Closing Net Working Capital pursuant to Section 2.05 and (B) of the True Up Amount pursuant to Section 2.06; and
(vi)    take all actions necessary or appropriate for the accomplishment of the foregoing and in each case, execute and deliver any documents, instruments, certificates, or agreements that may be reasonably necessary, appropriate, or advisable in connection therewith.
(c)    The Seller Representative shall not have the authority to:
(i)    amend, supplement or waive this Agreement on behalf of any SGA Party; or
(ii)    contest, resolve, settle or consent to liability on behalf of any Seller in excess of the limitations set forth in Section 8.04 or other than in accordance with each Seller’s Purchase Price Percentage.
(d)    All decisions and actions by the Seller Representative, including any agreement between the Seller Representative and Purchaser relating to the defense or settlement of any claims for which the Sellers may be required to indemnify, or pay to, Purchaser pursuant to Article VIII or Section 6.02, shall be binding upon all of the Sellers, and no Seller shall have the right to object, dissent, protest, or otherwise contest the same.
(e)    The Purchaser agrees that the Seller Representative, acting in its capacity as the Seller Representative, shall have no liability to the Purchaser for any Authorized Action, except that the Seller Representative shall not be relieved of liability to the extent that such Authorized Action is found by a final order of a court of competent jurisdiction to have constituted fraud or gross negligence by the Seller Representative. The Seller Representative, acting in its capacity as the Seller Representative, shall not have any liability to the Purchaser for any breach under this Agreement or any Ancillary Agreement by any Seller.
(f)    To the maximum extent permitted by applicable Law, each Seller (on a several and not joint basis and in proportion to each Seller’s Purchase Price Percentage), hereby agrees to indemnify and hold harmless the Seller Representative against all Losses resulting from, arising out of, or incurred by the Seller Representative (in its capacity as such) in connection with any action, suit or proceeding to which the Seller Representative is made a party by reason of the fact it is or was acting as the Seller Representative of any Seller pursuant to the terms of this Agreement. The Seller Representative shall not have, by reason of this Agreement, a fiduciary relationship in respect of any Seller, except in respect of amounts received on behalf of such Seller. The Seller Representative shall not have a fiduciary relationship in respect of the SGA Companies. The Seller Representative shall not be liable to any Seller for any action taken or omitted by it or any agent employed by it hereunder or under any other document entered into in connection herewith, except that the Seller Representative shall not be relieved of any liability imposed by law for fraud or for gross negligence.
(g)    The Sellers each agree, in addition to the foregoing, that:
(i)    The provisions of this Section 2.07 are independent and severable, are irrevocable and coupled with an interest, and shall be enforceable notwithstanding any rights or remedies that any SGA Party may have in connection with the transactions contemplated by this Agreement.
(ii)    The provisions of this Section 2.07 shall be binding upon the successors and assigns, heirs, legatees, personal representatives of each SGA Party, and any references in this Agreement to a SGA Party shall mean and include the successors to the rights of the SGA Party hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution, or otherwise.
Section 2.08    Withholding. Notwithstanding any other provision of this Agreement, and for the avoidance of doubt, (a) each payment made pursuant to this Agreement shall be made net of any Taxes required by applicable Law to be deducted or withheld from such payment and (b) any amounts deducted or withheld from any such payment shall be timely remitted to the applicable Governmental Authority. Any amounts so deducted or withheld shall, when remitted to the applicable Governmental Authority, be treated as having been paid to the Person in respect of which such deduction or withholding was made for all purposes of this Agreement. Without limiting the foregoing, Purchaser acknowledges its expectation that no withholding of Taxes will be required to be made with respect to the payment of the Purchase Price to Sellers under section 1445 of the Code; provided that each SGA Company Party provides a statement described in Section 2.03(b). Purchaser further acknowledges its expectation that (i) no withholding of Taxes will be required to be made under Section 1446(f) of the Code with respect to Sellers that provide a certificate pursuant to Section 2.03(a)(iii) and (ii) Purchaser expects to be required to withhold Taxes under Section 1446(f) with respect to Sellers that do not provide a certificate pursuant to Section 2.03(a)(iii). As soon as practicable after any payment of taxes described in clause (b) by Purchaser to a Governmental Authority, the Purchaser shall notify the applicable Seller regarding the fact, basis for, and amount of any such payment and provide evidence of such withholding issued by such Governmental Authority, if any.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE SGA COMPANY PARTIES
In order to induce the Purchaser to enter into this Agreement and consummate the Transactions, the SGA Company Parties hereby represent and warrant to the Purchaser, both as of the date of this Agreement and as of the Closing Date, the accuracy of each of the factual statements set forth in this Article III. Such representations and warranties are subject to the qualifications and exceptions set forth in the Disclosure Schedule on the date of this Agreement. The section number headings in the Disclosure Schedule correspond to the section numbers in this Agreement and any information disclosed in any section of the Disclosure Schedule on the date of this Agreement shall be deemed to be disclosed and incorporated into any other section of the Disclosure Schedule to the extent that it would be reasonably apparent on the face of such disclosure that such matter is applicable to such other section of the Disclosure Schedule, whether or not there is a cross-reference to such other section. Disclosure of any fact or item in any section of the Disclosure Schedule shall not necessarily mean that such item or fact is material, is an admission of liability or is required to be disclosed.
Section 3.01    Existence and Power.
(a)    Each of the SGA Companies is duly incorporated or organized, as applicable, and is validly existing under the Laws of the jurisdiction of its organization.
(b)    Each of the SGA Companies is in good standing under the Laws of the jurisdiction of its organization. Each of the SGA Companies has the requisite partnership, limited liability company or corporate, as applicable, power and authority to own, operate and lease its assets and to carry on its business as currently conducted. Each of the SGA Companies is duly qualified to do business and is in good standing in each jurisdiction where the ownership, operation or leasing of its assets or the conduct of its business as currently conducted requires such qualification. True and correct copies of the Organizational Documents of each of the SGA Companies, each as in effect on the date hereof, have been made available to the Purchaser or its representatives.
(c)    Each SGA Party has full legal capacity to execute, deliver and perform this Agreement and the Ancillary Agreements to which such SGA Party is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions.
Section 3.02    Authorization.
(a)    Each SGA Company Party has all necessary partnership or limited liability company power and authority (as applicable) to enter into this Agreement and each of the Ancillary Agreements to which it is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by each SGA Company Party of this Agreement and the Ancillary Agreements to which such SGA Company Party is or will be a party, the performance by such SGA Company Party of its obligations hereunder and thereunder and the consummation by the SGA Company Parties of the Transactions have been duly authorized by all requisite partnership action and by all limited liability company action (as applicable) on the part of the SGA Company Parties. Assuming due authorization, execution and delivery by the other applicable parties, this Agreement constitutes, and each other Ancillary Agreement to which each SGA Company Party is or will be a party will constitute when executed and delivered, a legal, valid and binding agreement of such SGA Company Party, enforceable against such SGA Company Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally (the “Bankruptcy Exception”).
(b)    Each Seller who is a natural person has the legal capacity, and each Seller who is an entity has all necessary partnership, limited liability company or corporate or similar power and authority, to enter into this Agreement and each of the Ancillary Agreements to which it is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by each Seller of this Agreement and each of the Ancillary Agreements to which it is or will be a party, the performance by each Seller of its obligations hereunder and thereunder and the consummation by each Seller of the Transactions have been duly authorized by all requisite corporate or similar action on the part of each Seller. This Agreement constitutes, and each other Ancillary Agreement to which any SGA Party is or will be a party will constitute when executed and delivered, a legal, valid and binding agreement of such Seller, enforceable against it in accordance with its terms, except as may be limited by the Bankruptcy Exception.
Section 3.03    Capitalization and Ownership; Subsidiaries.
(a)    Upon delivery by the applicable SGA Parties of the Transfer Documents with respect to the Transferred Units to the Purchaser on the Closing Date, the Purchaser will acquire all of the Transferred Units, free and clear of any Encumbrances (other than Permitted Securities Encumbrances).
(b)    As of the date hereof and as of immediately prior to the Closing, (i) all of the direct and indirect holders of Capital Stock of the SGA Company Parties are set forth on Section 3.03(b) of the Disclosure Schedule and (ii) all of such Capital Stock is and will be owned by such direct and indirect holders in the amounts set forth on Section 3.03(b) of the Disclosure Schedule, in each case free and clear of any Encumbrances (other than Permitted Securities Encumbrances).
(c)    Except as set forth on Section 3.03(b) or Section 3.03(c) of the Disclosure Schedule, there is no outstanding (i) Capital Stock of any SGA Company Party, (ii) securities convertible into or exchangeable or exercisable for Capital Stock of any SGA Company Party, or (iii) options, preemptive rights, stock appreciation, phantom stock or profit participation rights with respect to, or other rights to acquire from any SGA Company Party, or other obligations of any SGA Company Party to issue, any equity interests or other securities or securities convertible into or exchangeable for Capital Stock of the any SGA Company Party (the items in Section 3.03(c)(i), Section 3.03(c)(ii) and Section 3.03(c)(iii) being referred to collectively as the “Company Securities”). Except as set forth on Section 3.03(c) of the Disclosure Schedule, there are no outstanding obligations of any of the SGA Company Parties to repurchase, redeem or otherwise acquire any Company Securities nor shall any such obligation be created by virtue of the consummation of the Transactions (except as expressly set forth in the Ancillary Agreements).
(d)    No SGA Company Party has any direct or indirect Subsidiaries except as set forth on Section 3.03(d) of the Disclosure Schedule. Section 3.03(d) of the Disclosure Schedule sets forth all of the Capital Stock of each Subsidiary of each SGA Company Party, the name of each owner of such interest and the percentage ownership of each such owner in such interest. Other than as set forth in Section 3.03(d) of the Disclosure Schedule, there are no (i) securities convertible into or exchangeable or exercisable for Capital Stock of any Subsidiary of a SGA Company Party, or (ii) options, preemptive rights, stock appreciation, phantom stock or profit participation rights with respect to, or other rights to acquire from any SGA Company, or other obligations of any SGA Company to issue, any Capital Stock or securities convertible into or exchangeable for Capital Stock of any of Subsidiary of a SGA Company Party (the items in Sections 3.03(d)(i) and 3.03(d)(ii) being referred to collectively as the “Subsidiary Securities”). Except as set forth on Section 3.03(d) of the Disclosure Schedule, there are no outstanding obligations of any of the SGA Companies to repurchase, redeem or otherwise acquire any Subsidiary Securities nor shall any such obligation be created by virtue of the consummation of the Transactions (except as expressly set forth in the Ancillary Agreements).
(e)    Except as described in Section 3.03(e) of the Disclosure Schedule, no SGA Company owns beneficially, directly or indirectly, any Capital Stock of any Person, or any interest in a partnership or joint venture of any kind.
(f)    Immediately following the Closing after giving effect to the Transactions, (i) the issued and outstanding SGA Units and the holders of such SGA Units will be as set forth in Schedule A of the SGA LPA and the issued and outstanding SGIA Units and the holders of such SGIA Units will be as set forth in Schedule A of the SGIA LLCA and (ii) the Net Working Capital will include no less than $1,500,000 of cash.
Section 3.04    No Conflict.
(a)    Assuming that all consents, approvals, authorizations and other actions described in Section 3.05 or provided for in Section 5.06 have been obtained, all filings, notifications, consents, approvals, authorizations, the due execution of this Agreement and the applicable Ancillary Agreements by the other applicable parties hereto and thereto and other actions listed in Section 3.04 of the Disclosure Schedule have been made, the execution, delivery and performance by each SGA Party of this Agreement and the Ancillary Agreements to which such SGA Party is or will be a party, and the consummation of the Transactions, do not and will not (i) violate, conflict with or result in the breach of the Organizational Documents of any SGA Company Party, (ii) conflict with or violate any Law or Governmental Order applicable to any SGA Related Entity, (iii) except as set forth in Section 3.04(iii) of the Disclosure Schedule, conflict with, result in any violation or breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent, approval, authorization or other action by, or notification to, any third party under, or give to others any rights of termination, amendment, withdrawal, first refusal, first offer, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which any SGA Company is a party, except as, individually or in the aggregate, would not reasonably be expected to (A) affect the ability of any SGA Company to carry out its obligations under this Agreement or any Ancillary Agreement to which it is or will be a party, and to consummate the Transactions or (B) otherwise be material to any of the SGA Companies; and
(b)    the execution, delivery and performance of this Agreement and each Ancillary Agreement by each SGA party thereto, and the consummation of the Transactions by the SGA Parties, do not and will not require any material consent, approval, authorization or other similar action by any SGA Company which has not been obtained prior to the date of this Agreement.
Section 3.05    Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and each Ancillary Agreement by each SGA Party that is party thereto do not and will not require any material consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority by any SGA Party, except as described in Section 3.05 of the Disclosure Schedule.
Section 3.06    Financial Information.
(a)    True, correct and complete copies of (i) the audited consolidated balance sheet of the SGA Companies (the “Audited Balance Sheet”) as of December 31, 2014, 2015 and 2016, and the related audited consolidated statements of operations, changes in stockholders’ equity, and cash flows of the SGA Companies for the fiscal years then ended (collectively, the “Financial Statements”) and (ii) the unaudited balance sheet of the SGA Companies as of December 31, 2017 (the “Interim Balance Sheet Date”) and the related unaudited statement of operations of the SGA Companies for the quarterly and year-to-date periods then ended have been made available by SGA to the Purchaser or its representatives (the “Interim Financial Statements”).
(b)    The Financial Statements and the Interim Financial Statements (i) were prepared in accordance with the books of account and other financial records of the SGA Companies (except as may be indicated in the notes thereto), (ii) present fairly in all material respects the financial condition and results of operations of the SGA Company to which it relates as of the dates thereof or for the periods covered thereby, and (iii) were prepared in accordance with GAAP applied on a basis consistent with the past practices of the SGA Companies, being subject, in the case of the Interim Financial Statements, to normal year-end adjustments and the absence of notes, the effects of which are not expected to be, individually or in the aggregate, material.
Section 3.07    Absence of Undisclosed Material Liabilities. There are no material Liabilities of any SGA Company of any nature, other than Liabilities (a) reflected on or reserved against the Financial Statements or the Interim Financial Statements including the notes thereto (in each case to the extent so reflected or reserved therein), (b) Liabilities that are not required under GAAP to be reflected on or reserved against the Financial Statements, the Interim Financial Statements or the notes thereto, (c) set forth in Section 3.07 of the Disclosure Schedule, or (d) incurred since the Interim Balance Sheet Date in the ordinary course of business that would not in the aggregate be material to the SGA Companies.
Section 3.08    Conduct in the Ordinary Course. Since the Interim Balance Sheet Date, other than as permitted under Section 5.01 between the date hereof and the Closing Date, each SGA Related Entity has conducted its business in the ordinary course, consistent with past practice of such SGA Related Entity and there has been no Material Adverse Effect.
Section 3.09    Assets Under Management; Advisory Agreements.
(a)    Section 3.09(a)(i) of the Disclosure Schedule sets forth a true and correct calculation of the Revenue Run Rate as of the Base Date, which equals the sum of the Revenue Run Rates with respect to each Client of the SGA Companies (including each Client that is a Fund) calculated as of the Base Date, and assuming that each of the Unfunded Client Mandates have fully funded as of the Base Date as set forth on Schedule D. As of the Closing, the certificate delivered pursuant to Section 7.02(e) shall include a true and correct calculation of the Consenting Percentage, the Consenting Client Revenue Run Rate, and the Consent Reduction Amount (if any). Section 3.09(a)(ii) of the Disclosure Schedule sets forth the amount, as of the date of this Agreement, of any outstanding redemption requests or withdrawal notices which have been validly delivered with respect to any Client since the Base Date and represent at least $5 million in assets under management with respect to such Client.
(b)    Section 3.09(b) of the Disclosure Schedule sets forth true, correct and complete lists containing the name of each Client as of the Base Date, and for each such Client listed: (i) the applicable inception date for such relationship; (ii) the assets under management as of the Base Date; (iii) the effective fee schedule or rate payable to the applicable SGA Company under such Advisory Agreements as of the Base Date, including any waivers of, or reductions in, any such stated fees effective as of the Base Date; (iv) the terms of any special withdrawal or redemption rights, in each case to the extent not set forth in the applicable Advisory Agreement; and (v) the terms of any expense reimbursement (or assumption) arrangements or unreimbursed payments being made by such SGA Company to brokers, dealers or other Persons with respect to services provided to such Client, in each case (with respect to this clause (v)) to the extent not set forth in any placement agent agreement set forth on Section 3.17 of the Disclosure Schedule or the applicable Advisory Agreement.
(c)    No SGA Company is party to any revenue sharing or subadvisory agreements in respect of the Funds except as set forth on Section 3.17 of the Disclosure Schedule. Except for the Funds, there are no collective investment vehicles (whether organized as a general or limited partnership, limited liability company, trust, company or commingled fund) organized in any jurisdiction (a) sponsored or promoted by any SGA Company any Management Seller or (b) for which any SGA Company or any Management Seller acts as a general partner, trustee or managing member (or in a similar capacity), principal underwriter or distributor. Section 3.09(c) of the Disclosure Schedule sets forth a true, correct and complete list, as of the Base Date, of the name of each Fund, and for each Fund listed, as of the Base Date: (i) the date of the Fund’s Advisory Agreement; (ii) the net asset value of such Fund as of the Base Date, as applicable, calculated as required by the applicable Fund Agreement; (iii) the stated management or similar fee schedule or rate payable to the applicable SGA Company under the terms of the applicable Advisory Agreement or Fund Agreement, including any waivers of, or reductions in, any such management or similar fees effective as of the Base Date; (iv) the terms of any reduction in management fee rate or change in management fee base scheduled to occur within the twelve (12) months following the Base Date in accordance with the terms of the applicable Advisory Agreement or Fund Agreement (as each such applicable agreement is in effect as of the date hereof); and (v) the terms of any expense reimbursement (or assumption) arrangements or unreimbursed payments being made by such SGA Company to brokers, dealers or other Persons with respect to the distribution of, or services provided to investors in, such Fund, in each case (with respect to this clause (v)) to the extent not set forth in the applicable Fund Agreement or Advisory Agreement.
(d)    Except as set forth on Section 3.09(b) or Section 3.09(c) of the Disclosure Schedule, none of the SGA Companies or Management Seller acts as an investment advisor, investment manager or otherwise provides investment advisory or sub-advisory services to any Person as of the Base Date. Except for the Advisory Agreements, no Fund is party to any Advisory Agreement with any SGA Company in each case as of the Base Date. There are no Advisory Agreements in effect as of the Base Date other than the Advisory Agreements disclosed in Section 3.09(d) of the Disclosure Schedule.
(e)    Each Fund has been duly organized, is validly existing and, with respect to entities in jurisdictions that recognize the concept of “good standing,” is in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate, trust, company or partnership power and authority to own its properties and to carry on its business as currently conducted, and is qualified to do business in each jurisdiction where it is required to be so qualified under applicable Law, except for such jurisdiction where the failure to be so qualified would not be material to the SGA Companies, taken as a whole.
(f)    All of the outstanding Capital Stock of each Fund (as applicable) is validly issued, and during the past four (4) years none of such Capital Stock have been issued in material violation of any applicable Laws, Fund Agreement or the private placement memorandum or other offering documents related to such Fund. The books and records of each Fund accurately indicate, in all material respects, the capital account or net asset value of each record holder of such Fund. The SGA Companies have made available to the Purchaser true and correct copies of each Fund Agreement as in effect as of the date hereof.
(g)    Except with respect to Taxes (which shall be governed by Section 3.16), during the past four (4) years, each Fund has been, and its Fund Agreements have been, operated in compliance in all material respects with applicable Law and its respective investment objectives, policies and restrictions, as set forth in the applicable private placement memorandum or other offering documents for such Fund. During the past four (4) years, all material notifications to Governmental Authorities and other bodies required by applicable Laws have been made to permit such activities as are carried out by the Funds and all material authorizations, licenses, consents and approvals required by applicable Laws have been obtained in relation to the Funds.
(h)    The SGA Companies have made available to Purchaser, with respect to the Funds listed in Section 3.09(j) of the Disclosure Schedule, true and complete copies of the audited financial statements (including, as applicable, statements of assets, liabilities and partners’ capital, including the schedule of investments in limited partnerships and direct investments, and the related statement of operations, of cash flows and of changes in partners’ capital and cash flows) (any such audited statement of any Fund, including the Funds so listed, referred to as a “Fund Financial Statement”), in each case for the fiscal period(s) for each such Fund listed in Section 3.09(h) of the Disclosure Schedule. The Fund Financial Statements with respect to all Funds (including those listed in Section 3.09(h) of the Disclosure Schedule) for the last three (3) fiscal years completed prior to the date hereof (or for lesser number of such completed fiscal years as any particular Fund has been in existence) present fairly in all material respects the financial position of the related Fund in accordance with GAAP applied on a consistent basis (except as otherwise noted therein) at the respective date of such Fund Financial Statement and the statement of operations, of cash flows and of changes in partners’ capital and cash flows for the respective periods indicated.
(i)    As to each Client, there has been in full force and effect an Advisory Agreement at all times pursuant to which a SGA Company was performing investment management services for such Client, and each such Advisory Agreement pursuant to which a SGA Company has received compensation respecting its activities in connection with any of the Funds was duly approved by the SGA Related Entities party to such agreement in accordance with applicable Laws.
(j)    Section 3.09(j) of the Disclosure Schedule sets forth for each SGA Related Entity, all Persons entitled to receive management fees, subadvisory fees, incentive fees, performance fees, performance allocations, a profit share, a revenue share, carried interest, incentive allocations or other similar payment or payments, whether or not such payments are paid or payable and whether or not such payments arise as a result of ownership of a membership interest, partnership interest or other equity interest of such SGA Related Entity, are due and payable in connection with an employment or consulting agreement or arrangement, or are otherwise due and payable pursuant to a contract with any SGA Related Entity.
(k)    During the past four (4) years, none of the Funds has been enjoined, indicted or convicted or made the subject of any disciplinary proceedings, consents, decrees, Governmental Orders or other administrative orders on account of any violation of the Securities Act, the Exchange Act, the Investment Company Act, or other applicable Laws, including ERISA or banking laws and, to the Knowledge of SGA, there is no reasonable basis for any such action.
Section 3.10    Litigation. Except with respect to Taxes (which shall be governed by Section 3.16), no material Action is, or during the last four (4) years has been, pending against, or to the Knowledge of SGA, threatened against any SGA Related Entity or any Seller in connection with the Business.
Section 3.11    Compliance with Laws; Regulatory Matters.
(a)    Except (i) except with respect to employee and ERISA matters (which shall be governed by Section 3.15) and Taxes (which shall be governed by Section 3.16) and (ii) as set forth on Section 3.11 of the Disclosure Schedule, each SGA Related Entity is, and at all times during the past four (4) years has been, in material compliance with all applicable Laws. To the Knowledge of SGA, none of the SGA Related Entities is, or during the past four (4) years has been, under material investigation with respect to, or has been threatened in writing to be charged with or received written notice of any material violation of, any applicable Law.
(b)    Each SGA Related Entity owns, holds, possesses or lawfully uses all material licenses, permits, authorizations and approvals issued by any Governmental Authority which are necessary for it to conduct its business as currently conducted (each, a “Permit”) or for the ownership and use of its assets, free and clear of all Encumbrances (other than Permitted Encumbrances) and all such Permits are in full force and effect and no SGA Related Entity has received any written notice regarding any suspension, cancellation or revocation of any such Permit, except, in each case, as would not have a Material Adverse Effect.
(c)    No SGA Party is a party to or subject to any material Governmental Order relating directly to the Business or the Funds. No SGA Related Entity is a party to or subject to any material Governmental Order relating directly to the Business or the Funds.
(d)    SGA is, and at all times when required under Law has been, duly registered as an investment adviser under the Advisers Act (and no other SGA Company is required to be so registered). SGA is duly registered, licensed or qualified as an investment adviser or has submitted a notice filing in each state or any other domestic or foreign jurisdiction except where the failure to do so would not be material to the SGA Companies, taken as a whole. Each SGA Company has timely filed all material Regulatory Documents that were required to be filed in the last four (4) years with any Governmental Authority. As of their respective filing dates, such Regulatory Documents complied in all material respects with applicable Laws as in effect at the time such Regulatory Documents were filed.
(e)    No SGA Company is ineligible pursuant to Section 203 of the Advisers Act to serve as a registered investment adviser and, to the Knowledge of SGA, no “person associated with” (as defined in the Advisers Act) any SGA Company is ineligible pursuant to Section 203 of the Advisers Act to serve as a person associated with a registered investment adviser.
(f)    A copy of the Form ADV Part 1, as amended to date, as filed with the SEC, and the Form ADV Part 2 (or any brochure in lieu thereof), as amended to date, of SGA has been made available to the Purchaser or its representatives and the information contained in such forms was true and correct in all material respects at the time of filing or amendment (as applicable).
(g)    Except as set forth on Section 3.11(g) of the Disclosure Schedule, during the past four (4) years each SGA Company has complied in all material respects with the International Money Laundering Abatement and Anti-Terrorism Financing Act of 2001, which comprises Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and the regulations promulgated thereunder, and the rules and regulations administered by the United States Department of Treasury’s Office of Foreign Assets Control, in each case to the extent such Laws are applicable to them.
Section 3.12    Intellectual Property.
(a)    All material Intellectual Property used in the operation of the business of the SGA Companies, including all names used by the SGA Companies in the conduct of the Business, is either owned by a SGA Company (the “Owned Intellectual Property”) or is used by a SGA Company pursuant to an existing license or other provision granted in a contract (the “Licensed Intellectual Property”).
(b)    Section 3.12(b) of the Disclosure Schedule sets forth a true, correct and complete list of all Owned Intellectual Property that is registered, issued or the subject of a pending application with any Governmental Authority. All of the registrations, issuances and applications set forth on Section 3.12(b) of the Disclosure Schedule are in full force and effect and have not expired or been cancelled, abandoned or otherwise terminated, and payment of all renewal and maintenance fees, costs and expenses in respect thereof having a deadline (including any extensions thereof that have been duly granted) have been duly made on or prior to such deadline. The SGA Companies own and possess all right, title and interest in and to the Owned Intellectual Property free and clear of all Encumbrances (other than Permitted Encumbrances).
(c)    Section 3.12(c) of the Disclosure Schedule sets forth a true, correct and complete list of all material contracts (i) pursuant to which any SGA Company use any material Licensed Intellectual Property (other than licenses to use commercially available software granted pursuant to the licensor’s standard form agreement, even if negotiated) or (ii) pursuant to which any SGA Company has granted to a third party any right in or to any Owned Intellectual Property (collectively, the “IP Licenses”).
(d)    To the Knowledge of SGA, the conduct of the Business as currently conducted does not infringe or otherwise violate any Intellectual Property of any other Person, and as of the date of this Agreement there is no Action pending or, to the Knowledge of SGA, threatened in writing alleging any such infringement or violation of any Intellectual Property of any other Person or challenging any of the SGA Companies’ ownership rights in or to any Owned Intellectual Property. To the Knowledge of SGA, as of the date of this Agreement, no Person is infringing or otherwise violating any Owned Intellectual Property or any rights of the SGA Companies in any Licensed Intellectual Property, in a manner which would be material to the SGA Companies, taken as a whole.
(e)    The SGA Companies have a privacy policy (the “Privacy Policy”) regarding the collection and use of sensitive, non-public personally identifiable information collected and maintained by the SGA Companies (“Personal Information”), a true, correct and complete copy of which has been made available to the Purchaser prior to the date hereof. Each of the SGA Companies is in material compliance with all applicable Laws regarding the collection, use and protection of Personal Information and with the SGA Companies’ Privacy Policy, and, to the Knowledge of SGA, in the last three (3) years, no Person has gained unauthorized access to or made any unauthorized use of any such material Personal Information maintained by the SGA Companies. The SGA Companies have implemented reasonable security measures designed to protect Personal Information stored in their computer systems from unlawful use by any third party. As of the date of this Agreement, no Actions are pending or, to the Knowledge of SGA, threatened in writing against any of the SGA Companies relating to the collection or use of Personal Information.
Section 3.13    Insurance. Section 3.13 of the Disclosure Schedule sets forth each material insurance policy and bond covering any SGA Company or its assets, properties or employees. Such policies and bonds are in full force and effect (except for insurance policies that have expired under their terms in the ordinary course), all premiums due and payable thereon have been paid and no SGA Company has received written notice from any insurer or agent of any intent to cancel any such insurance policy or bond and no such insurance policy is occurrence-based. Except in the ordinary course and at the end of the applicable policy term, no SGA Company has received any written notice of cancellation or non-renewal of any such policies or bonds nor, to the Knowledge of SGA, has the termination of any such policies or bonds been threatened in writing. There is no material Action pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds. The fidelity insurance policies and all other insurance coverage of the SGA Companies have been maintained in accordance with applicable Law in all material respects. Except as set forth on Section 3.13 of the Disclosure Schedule, following the consummation of the Transactions, each material insurance policy to which any SGA Company is a party will continue to provide coverage with respect to acts, omissions and events occurring prior to the Closing with respect to the business of the SGA Companies in accordance with its terms as if the Transactions had not occurred.
Section 3.14    Properties and Assets.
(a)    Except as set forth on Section 3.14(a) of the Disclosure Schedule, or for assets disposed of in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date, the SGA Companies have valid title to, or hold pursuant to valid and enforceable leases, all of the material personal property shown to be owned or leased by it on the balance sheet included in the Interim Financial Statements, in each case free and clear of all Encumbrances, except for Permitted Encumbrances.
(b)    Section 3.14(b) of the Disclosure Schedule sets forth a true, correct and complete list of all leasing, sublease, license or other occupancy agreement under which any of the SGA Companies leases, uses or occupies real property, along with all amendments, modifications and supplements thereto (each, a “Lease” and collectively, the “Leases”). A SGA Company has a valid and enforceable leasehold interest under each of the Leases to which it is a party and each of such Leases is in full force and effect. No SGA Company or, to the Knowledge of SGA, any other Party thereto, is in default or breach in any material respect under the terms of any such Lease nor has any event occurred that, with notice or lapse of time or both, would constitute a material breach of any Lease by any SGA Company. True and correct copies of each Lease (including all amendments and supplements thereto) as in effect as of the date hereof have been made available to the Purchaser or its representatives.
(c)    Except as set forth in Section 3.14(c) of the Disclosure Schedule, no SGA Company has leased or otherwise granted to any Person the right to use or occupy any properties subject to the Leases or any portion of such property.
(d)    No SGA Company owns any real property.
Section 3.15    Employee Matters.
(a)    Plans and Documents. Section 3.15(a) of the Disclosure Schedule lists all Plans. With respect to each Plan, the SGA Companies have made available to the Purchaser or its representatives a complete and accurate copy of (i) each Plan document and all amendments thereto, or a written description of any Plan that is not set forth in a written plan document; (ii) each trust agreement, insurance contract or other documents relating to the funding of benefits under any Plan; (iii) the most recent summary plan description and summary of material modifications thereto; (iv) for the recent three (3) years, the annual reports on Form 5500, together with all required schedules and financial statements thereto; (v) the most recently received IRS determination, advisory or opinion letter, applicable; and (vi) the most recent actuarial report and financial statement, as applicable.
(b)    Compliance. Each Plan, including any associated trust or fund, has been established, operated and administered in all material respects in compliance with its terms and the requirements of all applicable Laws and governmental orders, including ERISA and the Code. No Action is pending or, to the Knowledge of SGA, threatened with respect to any Plan (other than claims for benefits in the ordinary course) or any fiduciaries thereof. Except as would not, individually or in the aggregate, be material to the SGA Companies, taken as whole, all required contributions, premiums and other payments required by applicable Law or by the terms of any Plan have been made on or before their due dates or, if applicable, accrued or reserved for on the balance sheet of the SGA Companies in accordance with normal accounting practices and there are no material unfunded liabilities thereunder. With respect to each Plan, all reports, returns, notices and other documentation that are required to have been filed with or furnished to the IRS, the United States Department of Labor or any other Governmental Authority, or to the participants or beneficiaries of such Plan, have been filed or furnished on a timely basis. No Plan is or, since January 1, 2015, has been the subject of an examination or audit by a Governmental Authority.
(c)    Qualification of Certain Plans. Each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter or favorable opinion letter from the IRS to that effect, or is a prototype plan that is entitled to rely on an opinion letter issued by the IRS to the prototype plan sponsor regarding qualification of the form of such prototype plan, and to the Knowledge of SGA, no facts or circumstances exist that would reasonably be expected to cause the IRS to revoke such determination, or which could reasonably be expected to require action under the compliance resolution programs of the IRS to preserve the qualified status of such Plan. Each trust established in connection with any Plan is exempt from federal income taxation under Section 501(a) of the Code and, to the Knowledge of SGA, no fact or event has occurred which would reasonably be expected to adversely affect the exempt status of any such trust.
(d)    Absence of Certain Types of Plans. No SGA Company has ever maintained, sponsored, contributed to, participated in or had any obligation to fund any of the following Plans or arrangements: (i) an employee benefit plan subject to Title IV of ERISA or Section 412 of the Code (e.g., defined benefit pension plans); (ii) a multiemployer plan as defined under Section 3(37) or 4001(a)(31) of ERISA or Section 414(f) of the Code; (iii) a multiple employer plan within the meaning of Section 413(c) of the Code or Sections 4063, 4064 or 4066 of ERISA; (iv) a multiple employer welfare arrangement within the meaning of Section 3(40)(A) of the Code; (v) a voluntary employees beneficiary association within the meaning of Code Section 501(c)(9) or (vi) a plan described in Section 401(a)(1) of ERISA. No Plan provides for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA.
(e)    Absence of Certain Liabilities and Events. No SGA Company has incurred any material liability under Sections 4971 through 4980H of the Code or Sections 502(i) or 502(l) of ERISA, and no condition or event exists or has occurred with respect to any Plan that would reasonably be expected to subject any SGA Company to a Tax or penalty imposed by either Sections 4971 through 4980H of the Code or Sections 502(i) or 502(l) of ERISA in an amount which would be material.
(f)    Acceleration and Vesting. Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment or benefit becoming due or payable to any current or former employee, director or individual independent contractor of any SGA Company; (ii) materially increase the amount or value of any benefit or compensation due to any such current or former employee, director or independent contractor under any Plan; (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation under any Plan, (iv) require any SGA Company to make any payment that would constitute or result in, separately or in the aggregate, an “excess parachute payment” for purposes of Sections 280G and 4999 of the Code, or (v) require a “gross-up” as compensation for any Tax liability to any “disqualified individual” within the meaning of Section 280G of the Code.
(g)    Labor Matters. No SGA Company is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by any SGA Company, and, to the Knowledge of SGA, there are no (and, in the past six (6) years, there have been no) organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit that would reasonably be expected to materially affect the SGA Companies. There are no unfair labor practices or employment discrimination complaints pending against or involving any SGA Company before the National Labor Relations Board or any other Governmental Authority. Each SGA Company is currently in material compliance with all Laws relating to the employment of labor, including those related to wages, hours and collective bargaining. Each SGA Company has complied with the Worker Adjustment and Retraining Notification Act of 1988 (and the regulations promulgated thereunder) and any applicable or similar state or local equivalent (“WARN”) with respect to any and all “employment losses” as defined in WARN that have taken place during the six (6) years prior to the date of this Agreement.
(h)    Employee and Director Information. The SGA Companies have made available to the Purchaser on or prior to the date hereof a schedule setting forth a true and complete list of all current members of the board of managers, board of directors or similar body and all partners, officers and professional employees of each SGA Company, as of the date hereof, in each case including such Person’s current job title and total compensation (including annual bonus) for the twelve (12) months ended December 31, 2016.
(i)    Independent Contractors/Immigration/No Termination. Each Person engaged by any SGA Company as a consultant or independent contractor, rather than as an employee, has been properly classified, is not entitled to any compensation or benefits to which employees are or were at the relevant time entitled (whether under applicable Law or otherwise), was and has been engaged in accordance with all applicable Laws, and has been treated accordingly and appropriately for all Tax purposes. At all times during the last four (4) years, the SGA Companies have complied in all material respects with the Immigration and Nationality Act for all of their respective employees. As of the date of this Agreement, no Management Seller has given written notice to any SGA Party that such Management Seller intends to terminate his or her employment with a SGA Company.
(j)    Section 409A. Each Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been maintained in compliance in all material respects with Section 409A of the Code. There are no contracts, agreements or arrangements in place that would entitle a participant to reimbursement for any additional tax under Section 409A of the Code.
(k)    ERISA Accounts.
(i)    Each SGA Company has, in the marketing, distribution and provision of services to any Fund and ERISA Account in the past four (4) years, complied with the applicable requirements of ERISA, Section 4975 of the Code and any other law applicable to any state, local or non-United States employee benefit plan that is substantially similar to ERISA or Section 4975 of the Code (“Similar Law”). Each SGA Company is a qualified professional asset manager as such term is used in Prohibited Transaction Class Exemption 84-14, as amended, with respect to each Fund and ERISA Account as to which such SGA Company is an “investment manager” within the meaning of Section 3(38) of ERISA and which is deemed to hold “plan assets” within the meaning of 29 CFR 2510.3-101, as and to the extent required to be modified by Section 3(42) of ERISA or Similar Law. “ERISA Account” means any investment account other than a Fund in which a plan subject to ERISA or a Similar Law invests.
(ii)    Each SGA Company has completed, obtained or performed (and, when required, will complete, obtain or perform) all registrations, filings, approvals, authorizations, consents or examinations required by ERISA, Similar Law or other applicable law (or any government or governmental authority) for the performance of the acts necessary to carry out its services to the Funds and ERISA Accounts.
(iii)    Each SGA Company and, to the Knowledge of SGA, each officer, director, partner, and employee of a SGA Company is not disqualified from serving as an ERISA fiduciary by reason of Section 411 of ERISA.
(iv)    No SGA Company or, to the Knowledge of SGA, any officers, directors, partners, or employees of a SGA Company has, during the prior six (6) years, (i) had an insurance or bonding company deny, pay out on or revoke a fidelity bond or fiduciary liability insurance policy; (ii) filed a bankruptcy or insolvency petition (or been declared bankrupt) or had a trustee appointed under the Securities Investor Protection Act of 1970; or (iii) had its registration revoked or its activities restricted and, to the Knowledge of SGA, there is no claim, proceeding or litigation with respect to the foregoing presently pending.
Section 3.16    Taxes.
(a)    Each SGA Company Party has, for all taxable periods of its existence, properly been treated as a partnership or an entity disregarded from its owner, and not as an association taxable as a corporation or a “publicly-traded partnership” within the meaning of Section 7704 of the Code, in each case for U.S. federal income Tax purposes and for applicable state and local income Tax purposes;
(b)    each of the SGA Company Parties (i) has timely filed all federal, state and applicable local and non-U.S. net income and payroll Tax Returns and all other material Tax Returns required to be filed by or with respect to any of them (taking into account valid applicable extensions) and all such Tax Returns were, when filed, and continue to be, true, correct and complete in all material respects and were prepared in material compliance with applicable Law, and (ii) have fully and timely paid all federal, state and applicable local and non-U.S. net income and payroll Taxes and all other material Taxes required to be paid by or with respect to any of them (whether or not shown on any Tax Return);
(c)    each of the SGA Company Parties has properly withheld and timely paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with amounts due or owing to any employee, independent contractor, creditor, or any other third party;
(d)    there are no Tax liens on any of the assets of any of the SGA Company Parties other than Permitted Encumbrances;
(e)    no action suit, inquiry, claim investigation, Governmental Authority proceeding, or audit, for which, in each case, written notice has been given, with respect to any material Tax is now in progress, pending or threatened against or with respect to any SGA Company Party and to the Knowledge of SGA, no action, suit, inquiry, claim investigation, Governmental Authority proceeding, or audit, for which, in each case, no written notice has been given with respect to any material Tax is now in progress, pending or threatened against or with respect to any SGA Company Party. No deficiency or adjustment, for which, in each case, written notice has been given, in respect of Taxes has been proposed, asserted or assessed by any Taxing Authority against any SGA Company Party and to the Knowledge of SGA, no deficiency or adjustment in respect of material Taxes for which, in each case, no written notice has been given, has been proposed, asserted or assessed by any Taxing Authority against any SGA Company Party. No power of attorney currently in force has been granted with respect to any Taxes of any SGA Company Party;
(f)    no Claim has ever been made in writing by a Governmental Authority in any jurisdiction where any of the SGA Company Parties does not file Tax Returns that any of the SGA Company Parties is or may be subject to taxation by such jurisdiction nor, to the Knowledge of SGA, has any Governmental Authority threatened to make such an assertion. To the Knowledge of SGA, no SGA Company Party is required to file a Tax Return in any jurisdiction in which it is not currently filing Tax Returns;
(g)    there has been no waiver of any statute of limitations in respect of Taxes of the SGA Company Parties or any agreement to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is currently in effect (other than extensions of the time to file Tax Returns obtained in the ordinary course) and no request for any such waiver or extension is currently pending or threatened;
(h)    none of the SGA Company Parties is a party to or are otherwise bound by any agreement relating to the sharing, allocation or indemnification of Taxes (collectively, “Tax Sharing Agreements”) that will survive the Closing, and no SGA Company Party will have any liability under any such agreement after the Closing;
(i)    No SGA Company Party has been engaged in any transaction that gives rise to a disclosure obligation as a “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2) or any substantially similar obligation under any applicable Law, in each case, excluding any notional principal contracts or other transaction which the SGA Company Parties reasonably believed, was not such a “listed transaction”, notwithstanding any filing of a “protective” IRS Form 8886 with respect thereto upon the advice of its accountants or other tax advisors.
(j)    each of the SGA Company Parties has made available to Purchaser true, correct and complete copies of all Tax Returns for such SGA Company for the shorter of (i) each of the three (3) Taxable years ending immediately prior to the date hereof and (ii) the duration that such SGA Company Party has been in existence;
(k)    any adjustment of material Taxes or material taxable income of any of the SGA Company Parties made by the IRS during the last six years, which adjustment is required to be reported to the appropriate state, local or foreign Governmental Authorities, has been so reported;
(l)    no SGA Company Party has ever been a member of any affiliated group of corporations (as defined in Section 1504(a) of the Code or any analogous provision of any applicable Law) or filed or been included in a combined, consolidated or unitary Tax Return; no SGA Company is presently liable, and none has any potential liability, for the Taxes of another Person (i) as transferee or successor, (ii) by contract indemnity (other than in the ordinary course of business pursuant to a contract or other agreement the principal object of which is not the sharing taxes, (iii) by the application of Law or (iv) otherwise;
(m)    none of the SGA Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (1) change in method of accounting, or use of an impermissible method of accounting, for a taxable period ending on or before the Closing Date; or (2) “closing agreement” as described in section 7121 of the Code or other agreement with a Governmental Authority (or any similar provision of any applicable law) executed on or before the Closing Date;
(n)    for all taxable years since its first third-party investor until Closing, each Registered Fund has qualified as a regulated investment company taxable under Subchapter M of Chapter 1 of the Code. Each Fund has timely filed (or caused to be timely filed) all federal income and other material Tax Returns required to be filed by it (taking into account any applicable extensions or waivers) with any Governmental Authority and has timely paid (or caused to be paid) all material Taxes shown on such Tax Returns. There is no currently pending or proposed in writing audit of such Tax Returns. There are no outstanding waivers or comparable consents given by any Fund regarding the application of the statute of limitations with respect to material Taxes.
Notwithstanding anything to the contrary in this Agreement, the representations and warranties contained in Sections 3.15(e), (f), (i) and (j) and this Section 3.16 are the sole and exclusive representations and warranties relating to Tax matters and no other representation or warranty in this Agreement will be made or deemed to be made by any SGA Company Party relating to Tax matters.
Section 3.17    Material Contracts.
(a)    Section 3.17(a) of the Disclosure Schedule lists each of the following contracts and agreements of the SGA Companies (such contracts and agreements, together with the Advisory Agreements and Fund Agreements, collectively, the “Material Contracts”) as of the date hereof:
(i)    any agreement (other than agreements listed in Section 3.09(d) of the Disclosure Schedule) pursuant to which any SGA Company is obligated to pay, or is entitled to receive, whether individually or in the aggregate, an aggregate amount in excess of $100,000 per annum (whether on a fixed and/or contingent basis);
(ii)    any partnership, joint venture or similar agreement or arrangement to which any SGA Company is a party;
(iii)    any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);
(iv)    each Lease;
(v)    any agreement relating to Indebtedness, except any such agreements with an aggregate outstanding principal amount (taking all such agreements together) not exceeding $100,000 and which may be prepaid on not more than thirty (30) days’ notice without the payment of any penalty;
(vi)    each IP License;
(vii)    any agency, dealer, sales representative, distribution, marketing or other similar agreement with respect to the distribution or sale of shares, units or interests of a Fund;
(viii)    any agreement that materially limits (or purports to materially limit) the ability of any SGA Company from engaging or competing in any line of business or with any Person (including any such agreement that requires or purports to require any SGA Company to conduct any type of business exclusively with another Person or group of Persons), or from soliciting for employment or hiring any Person, in any geographic area or during any period of time;
(ix)    any agreement with any Governmental Authority, other than any Advisory Agreement or agreement relating to any Governmental Authority’s investment in any Fund;
(x)    any Affiliate Contract, including any Advisory Agreement, Fund Agreement or Affiliate Contract to which any Related Client (other than any SGA Related Entity) is a party;
(xi)    any custody, transfer agent, shareholder service, administrative, accounting and other similar agreements to which a Fund is a party, other than any Advisory Agreement;
(xii)    any contract requiring any SGA Company (A) to co-invest with any other Person, (B) to provide seed capital or similar investment or (C) to invest in any investment product (including any contract requiring any additional or “follow-on” capital contributions to any Fund);
(xiii)    any contract that contains (A) a “clawback” or similar undertaking requiring the contribution, reimbursement or refund by a SGA Related Entity or SGA Seller of any prior distribution, return of capital or fees (whether performance based or otherwise) paid to any such Person or (B) a “most favored nation” or similar provision;
(xiv)    any contract (other than any Fund Agreement) that contains (A) key person provisions pertaining to employees of any SGA Related Entity or (B) any of the following rights provided to an investor with respect to a Client advised by a SGA Company: (1) special withdrawal or redemption rights, (2) designation rights regarding advisory boards or similar provisions or (3) special anti-dilution rights;
(xv)    any placement agent agreement, or any other contract for the distribution or sale of shares, units or interests of a Fund;
(xvi)    any side letter with any other Client; and
(xvii)    any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the SGA Related Entities.
(b)    As of the date hereof, (i) each Material Contract is valid and binding on the SGA Company that is party thereto and is in full force and effect, except as would not, individually or in the aggregate, be material to the SGA Companies, taken as a whole and (ii) no SGA Company or, to the Knowledge of SGA, any other party thereto, is in default or breach in any material respect under the terms of any such Material Contract, nor to the Knowledge of SGA, has any event occurred that, with notice or lapse of time or both, would constitute a material breach of any Material Contract by any SGA Company that is party thereto. As of the Closing Date, after giving effect to the Transactions, and subject to receipt of any required consent and satisfaction of any notice requirement with respect to each Material Contract set forth on Section 3.04 and Section 3.05 of the Disclosure Schedule, and receipt of the applicable Client Consent applicable to such Material Contract: (i) each Material Contract will be valid and binding on the SGA Company that is party thereto and will be in full force and effect and (ii) no SGA Company or, to the Knowledge of SGA, any other party thereto, will be in default or breach in any material respect under the terms of any such Material Contract, nor, to the Knowledge of SGA, will any event have occurred that, with notice or lapse of time or both, would constitute a material breach of any Material Contract by any SGA Company party thereto.
Section 3.18    Accounting Controls. The SGA Companies maintain internal controls over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, giving due regard to the SGA Companies’ size and industry and the fact that they are privately owned.
Section 3.19    Affiliate Transactions. Except as set forth in Section 3.19 of the Disclosure Schedule, none of the SGA Parties or any Affiliate thereof (other than any SGA Related Entity), any officer, director or, to the Knowledge of SGA, any immediate family member of any of the foregoing Persons is a party to or the beneficiary of (i) any material contract with any SGA Related Entity or has any material interest in any material property used by any SGA Related Entity or (ii) any agreement providing for payment of any cash or issuances of equity of any SGA Company to any investment professional employed by any of the SGA Companies, except in each case as contemplated by any employment or similar agreement, any Plan, the Existing SGA LPA or the Operating Agreements (the material contracts referred to in this Section 3.19, collectively, an “Affiliate Contract”).
Section 3.20    Brokers. Except for the Seller Investment Banking Fees, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any of the SGA Parties.
Section 3.21    Certain Assets. No Person or entity has a right to 50% of the profits or 50% of the assets upon dissolution of any SGA Company Party and each SGA Company Party has less than $16,200,000 in total assets on its most recent regularly prepared balance sheet. even if unaudited, as of Closing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER
In order to induce the SGA Parties to enter into this Agreement and consummate the Transactions, the Purchaser hereby represents and warrants to the SGA Parties, both as of the date of this Agreement and as of the Closing Date, the accuracy of each of the factual statements set forth in this Article IV.
Section 4.01    Existence and Power. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary limited liability company power and authority to enter into this Agreement and the Ancillary Agreements to which it is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction that the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not materially adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate, the Transactions.
Section 4.02    Authorization. The Purchaser has all necessary power and authority to enter into this Agreement and the Ancillary Agreements to which it is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which it is or will be a party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the Transactions have been duly authorized by all requisite action on the part of the Purchaser. Assuming due authorization, execution and delivery by the other applicable parties thereto, this Agreement constitutes, and each other Ancillary Agreement to which the Purchaser is or will be a party will constitute when executed and delivered, a legal, valid and binding agreement of the Purchaser enforceable in accordance with its terms, except as may be limited by the Bankruptcy Exception.
Section 4.03    No Conflict. Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.04, the execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements to which it is or will be a party do not and will not (a) violate, conflict with or result in the breach of any provision of the Organizational Documents of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or any of its assets, properties or businesses, or (c) conflict with, result in any violation or breach of, constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, require any consent approval, authorization or other action by, or notification to, any third party under, or give to others any rights of termination, amendment, withdrawal, first refusal, first offer, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party, except in the case of clauses (b) and (c), as would not prevent, materially delay or otherwise materially and adversely affect the ability of the Purchaser to carry out its obligations under this Agreement or any Ancillary Agreement to which it is or will be a party, and to consummate the Transactions.
Section 4.04    Governmental Consents and Approvals. The execution, delivery and performance by the Purchaser of this Agreement and each Ancillary Agreement to which it is or will be a party do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except (a) as described in Section 4.04 of the Disclosure Schedule or (b) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification would not prevent, materially delay or otherwise materially and adversely affect the consummation by the Purchaser of the Transactions.
Section 4.05    Investment Purpose. The Purchaser is acquiring the Transferred Units solely for the purpose of investment for its own account and not with a view to, or for offer or sale in connection with, any distribution thereof. The Purchaser (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Transferred Units and is capable of bearing the economic risks of such investment. The Purchaser is an “accredited investor” as defined in the Securities Act, and the rules and regulations promulgated thereunder.
Section 4.06    Available Funds. The Purchaser has, and at the Closing the Purchaser will have, sufficient immediately available funds to pay in cash and will have the unrestricted right to use such immediately available funds to pay in cash, the Closing Purchase Price and all other amounts payable pursuant to this Agreement and the Ancillary Agreements or otherwise necessary to consummate the Transactions.
Section 4.07    Litigation. As of the date hereof, there is no Action pending, or to the knowledge of the Purchaser, threatened that challenges the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation by the Purchaser of the Transactions or that would, individually or in the aggregate, reasonably be expected to be material to the Purchaser.
Section 4.08    Statutory Disqualification.
(a)    Neither the Purchaser nor any of its Affiliates (which shall not, for the avoidance of doubt, be deemed to include any Person in which a fund or other collective investment vehicle sponsored by a Controlled Affiliate of the Purchaser holds ownership interests) is ineligible pursuant to Section 203 of the Advisers Act to serve as a registered investment advisor.
(b)    No “person associated with” (as defined in the Advisers Act) Purchaser or any other Person covered by clause (a) is ineligible pursuant to Section 203 of the Advisers Act to serve as a person associated with a registered investment advisor.
Section 4.09    Brokers. Except for Sandler O’Neill + Partners, L.P., all of whose fees will be borne by the Purchaser, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Purchaser.
Section 4.10    No Other Representations or Warranties. Except to the extent of the representations and warranties expressly made by the other Parties and contained in this Agreement, any certificate delivered in connection herewith or any Ancillary Agreement, the Purchaser acknowledges and agrees that (i) none of the Sellers, the SGA Companies or any other Person makes any express or implied representation or warranty with respect to the SGA Companies, the Transferred Units, the Transactions Agreement or otherwise and (ii) the Purchaser has not executed or authorized the execution of this Agreement or the consummation of the transactions contemplated by this Agreement in reliance upon any promise, representation or warranty not expressly set forth in this Agreement.
ARTICLE V

ADDITIONAL AGREEMENTS
Section 5.01    Conduct of Business Prior to the Closing. The SGA Parties agree that, except as described in Section 5.01 of the Disclosure Schedule and except as provided for in this Agreement, between the date hereof and the Closing, the SGA Parties shall cause each SGA Related Entity to conduct its business in the ordinary course in all material respects, and shall use commercially reasonable efforts to: (i) preserve intact in all material respects the SGA Companies’ current business organization; (ii) keep available the services of each SGA Related Entity’s current senior officers and management employees (which efforts shall not require any SGA Related Entity to increase the compensation or benefits of any such officer or employee); and (iii) maintain the goodwill associated with the Business in all material respects, including but not limited to preserving relationships with customers, vendors, lenders and others having material business relationships with it. Except as set forth in Section 5.01 of the Disclosure Schedule and except as provided for in this Agreement, the SGA Parties, between the date hereof and the Closing, shall not permit any SGA Related Entity to (in each case, without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed):
(a)    (i) enter into any new material line of business or (ii) commit to any capital expenditure, except, in respect of clause (ii), in the ordinary course of business consistent with past practice not to exceed $100,000;
(b)    enter into any lease for real property or amend any Lease;
(c)    (i) issue, authorize or propose the issuance of any limited liability company, partnership or other ownership interests, or other securities or any security convertible into or exchangeable or exercisable for any such ownership interest or other security, (ii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or (iii) repurchase, redeem or otherwise acquire any limited liability company, partnership or other ownership interests or any securities convertible into or exercisable or exchangeable for any ownership interests or other security, in each case other than any Fund acting in the ordinary course of business consistent with past practice;
(d)    amend or propose to amend its Organizational Documents;
(e)    except as required by the terms of any Plan or to comply with applicable Law, (i) enter into, adopt, materially amend, terminate, freeze, materially increase benefits under or agree to or make any award or grant under any material Plan (or any plan that would be a Plan if in effect on the date hereof), (ii) take any action to accelerate any rights or benefits under any Plan, (iii) except for reasonable and customary increases in individual base salary made in the ordinary course, make or announce any material increase in salaries, bonuses or other compensation or fringe benefits payable or to become payable, or grant, announce, or increase any termination or severance, retention, change-of-control or similar payments, to any present or former employee, officer, director, agent or independent contractor of any SGA Company, (iv) enter into, establish, adopt or amend any (A) collective bargaining agreement or other agreement with a labor union or labor organization or (B) other agreement, contract or enforceable understanding of any kind covering, involving or entered into with any employee or independent contractor of any SGA Company providing for annual cash compensation to such employee or independent contractor in excess of $50,000, in all cases except where (x) required by Law, (y) to maintain compliance with applicable Tax-related requirements relating to any Plans or (z) required to satisfy contractual commitments in existence as of the date hereof and set forth in the Disclosure Schedules;
(f)    enter into any contract that, if such contract had been in effect on the date hereof, would have been a Material Contract, amend or terminate any Material Contract or waive or cancel any material right thereunder, in each case other than in the ordinary course of business consistent with past practice;
(g)    sell, lease or otherwise transfer, or create or incur any Encumbrance (with the exception of Permitted Encumbrances) on, such SGA Company’s material assets, securities, property, interests or businesses;
(h)    voluntarily divest itself of management of any Fund;
(i)    accelerate the billing or other realizations of advisory or performance fees payable by Funds to any SGA Company or delay the payment of any material Liabilities beyond the ordinary course of business consistent with past practice;
(j)    create, incur, assume, suffer to exist or otherwise be liable with respect to any Indebtedness having an aggregate principal amount (together with all other indebtedness for borrowed money of the SGA Companies) outstanding at any time greater than $100,000 or that cannot be repaid in full prior to Closing,, in each case in the ordinary course of business consistent with past practice;
(k)    change any method of accounting or accounting practice or policy used by any SGA Company, other than such changes required by GAAP or applicable Law;
(l)    fail to exercise any rights of renewal with respect to any material Lease that by its terms would otherwise expire; provided that this clause shall not require any SGA Company to increase the amounts payable under any Lease or otherwise agree to terms less favorable than those in effect as of the date hereof in connection with any such renewal;
(m)    settle or compromise any material claims of any SGA Related Entity involving (i) any liability for money damages or (ii) any restrictions upon the Business;
(n)    acquire any business or Person, by merger, consolidation or otherwise, in a single transaction or a series of related transactions;
(o)    make any change with respect to its senior administrative, marketing, portfolio management and supervisory personnel, or hire or terminate any such Person or any Management Seller, other than terminations for cause;
(p)    fail to maintain at all times all insurance of the kind, in the amount and with the insurers set forth in Section 3.13 of the Disclosure Schedule or substantially equivalent insurance with any substitute insurers approved in writing by the Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed;
(q)    pay any dividends or make any distributions to any equity holder, except as would not reasonably be expected to cause (i) the Estimated Net Working Capital to be less than the Target Net Working Capital or (ii) less than $1,500,000 of cash to be included in the Net Working Capital;
(r)    make any new, or change any existing, material Tax election, settle or compromise any material Tax liability, prepare any Tax Returns in a manner which is inconsistent with the past practices of the relevant SGA Company Party with respect to the treatment of items on such Tax Returns, incur any material liability for Taxes, or file an amended Tax Return or a claim for refund of Taxes, or surrender any such claim for refund, with respect to the income, operations or property of the applicable SGA Company Party, in each case other than as required in the ordinary course of business; or
(s)    agree to take any of the actions specified in Section 5.01(a)-Section 5.01(s), except as contemplated by this Agreement and the Ancillary Agreements.
Section 5.02    Access to Information. From the date hereof until the Closing, upon reasonable notice, the SGA Company Parties shall and shall cause each other SGA Company and each of their respective officers, directors and employees, and shall use commercially reasonable efforts to cause the agents, representatives, accountants and counsel of the SGA Companies to: (i) afford the Purchaser and its authorized representatives reasonable access to the offices, properties, employees, and the books and records of the SGA Company Parties; and (ii) furnish to the officers, employees, and authorized agents and representatives of the Purchaser such additional financial and operating data and other information regarding the Business (or copies thereof) as the Purchaser may from time to time reasonably request; provided, however, that any such access or furnishing of information shall be conducted at the Purchaser’s expense, during normal business hours, and in such a manner as not to unreasonably interfere with the normal operations of the Business and upon reasonable advance written notice. All requests for access and information made pursuant to this Section 5.02 shall be in writing and directed to the Seller Representative or such Person or Persons as may be designated by the Seller Representative. Notwithstanding the foregoing, no SGA Company will be required to provide access to or to disclose information where such access or disclosure could result in the breach of the Privacy Policy, could cause significant competitive harm to such SGA Company if the Transactions are not consummated, jeopardize the attorney-client or work product privilege of such SGA Related Entity or contravene applicable Law, any fiduciary duty or any binding agreement existing as of the date hereof or entered into after the date hereof in the ordinary course of business (it being understood that the SGA Company Parties shall use commercially reasonable efforts to permit the sharing of any information so withheld by reason of attorney-client privilege, applicable Law, fiduciary duty, Privacy Policy or binding agreements in a manner consistent with the maintenance of such privilege, the obligations of such Law, duty, Privacy Policy or agreement or the preservation of such privilege). The Purchaser shall hold any information obtained pursuant to this Section 5.02 pursuant to the Confidentiality Agreement and Section 5.04.
Section 5.03    Notice of Certain Events. From the date hereof until the Closing, the SGA Company Parties, on the one hand, and the Purchaser, on the other hand, shall promptly notify the other Party in writing upon acquiring knowledge of any event, circumstance, occurrence or fact that would cause any of the conditions set forth in Section 7.01(a) (in the case where the Purchaser is the advising Party), and Section 7.02(a) (in the case where any SGA Company Party is the advising Party), not to be satisfied on or prior to the Termination Date. No such notice shall be deemed to amend or modify any representation or warranty of the Party disclosing such information or affect any rights or remedies available to the Party receiving such information in connection with any breach of any representation or warranty; provided, however, that a breach of this Section 5.03 shall not be considered for purposes of determining the satisfaction of the closing conditions set forth in Article VII or give rise to a right of termination under Article IX if the underlying breach or breaches with respect to which the other Party failed to give notice would not result in the failure of the closing conditions set forth in Article VII nor result in the right of such non-breaching Party to terminate this Agreement under Article IX, as the case may be. Notwithstanding anything to the contrary contained herein, for purposes of Article VIII, a breach by a SGA Company Party of this Section 5.03 shall be deemed a breach of a representation or warranty of such SGA Company Party and shall not be deemed to be a breach of a covenant.
Section 5.04    Confidentiality. The terms of the letter agreement, dated as of June 6, 2017, between SGA and the Purchaser (the “Confidentiality Agreement”), are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of the Parties under this Section 5.04 shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms. For the avoidance of doubt, the Confidentiality Agreement shall not be interpreted to prohibit communications required or expressly permitted by this Agreement or that are otherwise reasonably necessary for the Parties to perform their obligations hereunder.
Section 5.05    Commercially Reasonable Efforts; Further Assurances.
(a)    Subject to the terms and conditions of this Agreement, prior to the Closing, the Purchaser and the SGA Parties shall use, and shall cause their Controlled Affiliates to use, commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Law to consummate the Transactions, including: (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all material filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Transactions and (ii) obtaining and maintaining all material approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary to consummate the Transactions; provided, however, that the Parties understand and agree that commercially reasonable efforts of any Party hereto or Affiliate thereof shall not be deemed to include (x) entering into a settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the Transactions, (y) divesting or otherwise holding separate (including by establishing a trust or otherwise), taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its or any SGA Company’s or any of their respective Affiliates’ businesses, assets or properties or (z) requiring any Party to make financial concessions (e.g., fee reductions) to third parties or agreeing to any other structural or conduct relief or to litigate.
(b)    The SGA Parties and the Purchaser shall cooperate reasonably with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the Transactions and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.
(c)    As promptly as practicable (and in any event no later than the time required under applicable Law) following the Closing Date, SGA shall file with the SEC amendments to the Form ADV of SGA, in form and substance reasonably acceptable to the Purchaser (and SGA shall give the Purchaser a reasonable opportunity to comment on a draft thereof and to have its reasonable comments reflected therein) and in compliance with all applicable Laws. With respect to any new Client after the date of this Agreement and prior to the date of such Form ADV amendment, SGA will provide each such new Client with the applicable Client Consent notification under Section 5.06 no later than the time that SGA provides its then-current Form ADV to such clients.
Section 5.06    Client Consents.
(a)    The SGA Parties shall cause the SGA Companies to use commercially reasonable efforts to obtain each applicable Client Consent; provided, that none of the SGA Companies or any of the SGA Related Entities will amend or revise any Advisory Agreement or Fund Agreement or reduce or waive any fee payable under any Advisory Agreement or Fund Agreement or offer or promise to any Client or any limited partner or other investor in any Fund any reduced fee or other amendment, in connection with obtaining such Client Consents or otherwise in connection with the Transactions, in each case without the prior written consent of the Purchaser. To the extent reasonably and specifically requested by the SGA Parties in connection with obtaining Client Consents, the Purchaser shall use good faith efforts to cooperate with and support the SGA Parties and the SGA Companies’ efforts to obtain such Client Consents in connection with such a request.
(b)    Without limitation of Section 5.06(a) above, except with respect to Registered Funds (which are addressed in Section 5.07 below) with respect to each Advisory Agreement for which the consent of a Client to the deemed assignment of such Advisory Agreement as a result of the Transactions is required by applicable Law and/or by the terms of such Advisory Agreement, (i) as promptly as practicable following the date hereof, SGA shall send a written notice informing such Clients of the Transactions and requesting written consent to the deemed assignment of such Client’s Advisory Agreement (or providing for approval of such deemed assignment by way of “negative consent” to the extent permitted by applicable Law and by the terms of such Advisory Agreement) and (ii) to the extent written consent is not received by a SGA Company from any such Client within thirty (30) days after delivery of the notice with respect thereto, SGA shall send a second notice to such Client again requesting written consent to the deemed assignment of such Client’s Advisory Agreement (or again providing for approval of such deemed assignment by way of “negative consent” to the extent permitted by applicable Law and by the terms of such Advisory Agreement). The SGA Parties shall cause the Purchaser to be provided a reasonable opportunity to review and comment upon all disclosure, notice or consent materials to be provided by any SGA Related Entity to any Client, limited partner or other investor in any Fund in connection with the Transactions and all such disclosure, notice or consent materials shall be in form and substance reasonably satisfactory to Purchaser. The SGA Company Parties shall cause the SGA Related Entities to promptly upon their receipt provide the Purchaser with copies of any and all correspondence (other than any non-material correspondence, informal inquires or similar communications) between such parties and the Clients, limited partner or other investors in any Fund or members or representatives or counsel of any of the foregoing relating to the Transactions, and shall otherwise keep the Purchaser reasonably informed in a timely manner of any material developments involving the obtaining of Client Consents. For the avoidance of doubt, “assignment” for purposes of this Section 5.06 shall have the same definition as such term under Section 202(a)(1) of the Advisers Act.
Section 5.07    Registered Fund Approvals.
(a)    For each Registered Fund, SGA shall use commercially reasonable efforts to obtain in accordance with Section 15 of the Investment Company Act, the due consideration and approval by the board of directors or trustees (including the disinterested directors or trustees), as applicable, of each Registered Fund (“Fund Board Approval”) of an advisory or sub-advisory agreement on terms that, taken as a whole, that are substantially similar to, and economic terms that are no less favorable to the SGA Companies in the aggregate than, the terms of the existing Advisory Agreement with such Registered Fund (with the exception of its effective and termination dates). In the event that Fund Shareholder Approval will not be obtained with respect to any Registered Fund prior to the Closing, if mutually agreed by the Purchaser and the Seller Representative, subject to Fund Board Approval thereof, SGA shall enter into an interim Advisory Agreement in accordance with Rule 15a-4 under the Investment Company Act on terms that, taken as a whole, are substantially similar to, and economic terms that are no less favorable to the SGA Companies in the aggregate than, the terms of the existing Advisory Agreement with such Registered Fund (with the exception of its effective and termination dates) that has a duration of not less than 150 days following the Closing Date.
(b)    To the extent the Fund Board Approval is obtained for a Registered Fund, SGA shall use commercially reasonable efforts, in coordination with all necessary Persons (including the sponsor of such Registered Fund), to obtain the approval of shareholders of such Registered Fund (“Fund Shareholder Approval”) of such new advisory or sub-advisory agreement with the Registered Fund, including with respect to the preparation and review of all proxy solicitation materials describing the transactions contemplated hereby and the new advisory or sub-advisory agreement, and by requesting the sponsor of such Registered Fund to hold the shareholder meeting as promptly as practicable (provided that the requirements of this sentence shall not be applicable to any Registered Fund that has obtained exemptive relief from the SEC permitting its new advisory or sub-advisory agreement to be entered into with SGA without shareholder approval).
(c)    The Purchaser shall, after the date of this Agreement and before each meeting of shareholders of the relevant Registered Fund for the purpose of considering and taking action upon a new advisory or sub-advisory agreement for the relevant Registered Fund (“Shareholder Meeting”), reasonably cooperate and coordinate with SGA in all commercially reasonable respects in connection with (i) the preparation, review and presentation of materials and information necessary in order to obtain Fund Board Approvals (pursuant to Section 15(c) of the Investment Company Act) and (ii) the preparation and review of proxy solicitation materials (including proxy statement) (collectively with any amendments and supplements thereto and any other required disclosure materials, “Proxy Statement”) to be used to obtain Fund Shareholder Approval of a new advisory or sub-advisory. agreement at a Shareholder Meeting (including by providing to SGA all information relating to the Purchaser and its Affiliates necessary in connection with the foregoing, which information the Purchaser agrees shall be accurate and complete at the time it is provided and at the time it is used in connection with the foregoing). SGA agrees that it shall use commercially reasonable efforts to make all necessary presentations to the board of directors or trustees, as applicable (including the independent directors or trustees, as applicable), of each relevant Registered Fund as promptly as practicable, provided that the Purchaser provides such information reasonably requested by SGA in a timely manner.
(d)    SGA shall reasonably cooperate and coordinate with the Purchaser and other necessary Persons in connection with the preparation, review and filing with the SEC of any Proxy Statement by the Registered Funds relating to any Shareholder Meeting of the applicable Registered Fund which is required to approve the relevant advisory or sub-advisory agreement.
(e)    Each of SGA and the Purchaser and their respective counsel and other necessary Persons (including counsel to the Registered Funds and counsel to the independent directors or trustees, as applicable) shall be given a reasonable opportunity to review each Proxy Statement before it is filed with the SEC, and SGA shall use commercially reasonable efforts to cause the relevant Registered Fund to give due consideration to the reasonable additions, deletions or changes suggested thereto by the Purchaser and its counsel.
(f)    SGA, on the one hand, and the Purchaser, on the other hand, shall promptly notify counsel to the Registered Funds of, and shall use commercially reasonable efforts to correct, any information provided by it for use in each relevant Proxy Statement, to the extent that, to the actual knowledge of such Party, such information shall have become false or misleading in any material respect.
Section 5.08    Transfer of Securities. Except for the Transactions and except as set forth on Section 5.08 of the Disclosure Schedule, from the date hereof until the Closing, each SGA Party agrees that it or he, as applicable, shall not transfer beneficial or record ownership of any Unit issued to it or him, as applicable, to any Person, or permit any Unit issued to it or him, as applicable, to become subject to any Encumbrance other than Permitted Securities Encumbrances other than under the terms of the Operating Agreements, without the written consent of the Purchaser.
Section 5.09    Tax Covenants. Except as described in Section 5.09 of the Disclosure Schedule, between the date hereof and the Closing, each of the SGA Company Parties shall:
(a)    prepare, in the ordinary course of business and consistent with past practice (except as otherwise required by a change in applicable Law), and timely file all Tax Returns required to be filed by it on or before the Closing Date;
(b)    fully and timely pay all federal, state and applicable local and non-U.S. net income and payroll Taxes and all other material Taxes due and payable by it on or before the Closing Date, except if such Taxes are being contested in good faith by appropriate proceedings and reserves for such Taxes have been established in accordance with the Balance Sheet Rules; and
(c)    promptly notify the Purchaser of any Action pending or threatened against or with respect to each SGA Company Party by any Governmental Authority in respect of any Tax matter, including Tax liabilities and refund claims.
Section 5.10    Estancia Covenants.
(a)    From and after the Closing until the third (3rd) anniversary of the Closing, without the prior consent of Purchaser, Estancia shall not, and shall cause its controlled Affiliates not to, employ or solicit for employment any Management Seller; provided, that this Section 5.10(a) shall not prohibit general solicitation for employment not targeted at the Management Sellers.
(b)    From and after the Closing, Estancia shall, and shall cause its Controlled Affiliates to keep confidential any confidential and proprietary information of the SGA Companies regarding the Business or the Funds (including confidential records, client and customer lists, computer software, data, documents, operational methods, pricing and investment policies and trade know-how and secrets) compiled by, created by, obtained by, or furnished to, Estancia or its Controlled Affiliates prior to the Closing; provided, that this Section 5.10(b) shall not apply to the extent any information (A) is or becomes publicly available other than a breach of this Section 5.10, (B) is required to be disclosed pursuant to applicable law, regulation or legal, regulatory or judicial process.
Section 5.11    Certain Agreements. Each SGA Party, as applicable, hereby (a) waives all rights arising under the agreements listed in Section 3.03(c) of the Disclosure Schedule in connection with the entry by some or all SGA Parties into this Agreement and the Ancillary Agreements and the consummation of the Transactions, including all tag-along rights, rights of first refusal and related consent and notice rights and (b) grants all necessary consents and approvals as may be required under the agreements listed in Section 3.03(c) of the Disclosure Schedule in connection with the entry by such SGA Party into this Agreement and any Ancillary Agreement, as applicable to such SGA Party, and the consummation of the Transactions. Each SGA Party acknowledges and agrees that with respect to each waiver pursuant to Section 5.11(a) and each consent and approval pursuant to Section 5.11(b), such party is hereby acting solely in their applicable capacity as a General Partner, Limited Partner, Board member and Member (each as defined in the relevant document). Further, each of the Founders and Estancia hereby agree to withdraw as members of SGIA effective upon the Closing (but subject to the occurrence thereof) without any further action required of SGIA, the Founders or Estancia.
ARTICLE VI

TAX MATTERS
Section 6.01    Tax Matters.
(a)
(i)    (A) All Tax Returns relating to the SGA Companies (or the operations thereof) with respect to taxable periods ending on or before the Closing Date and required to be filed (taking into account valid applicable extensions) after the Closing Date shall be prepared by the Seller Representative. Such Tax Returns shall, to the extent relating to a taxable period ending on or before the Closing Date, be prepared in a manner consistent with the past practices of the SGA Companies in filing their Tax Returns unless otherwise required by applicable Law. The Seller Representative shall deliver a draft of each such Tax Return to the Purchaser for review and comment at least thirty (30) days prior to the filing date of such Tax Return and the Seller Representative shall consider in good faith such changes to such Tax Returns as the Purchaser reasonably requests provided such changes are reasonable, consistent with applicable Law and would not materially increase the amount of Taxes owed by the Sellers, all as reasonably determined by the Seller Representative in consultation with the Purchaser, and no such Tax Return shall be filed without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.
(B) All Tax Returns relating to the SGA Companies (or the operations thereof) in respect of a Straddle Period shall be prepared by the Purchasers. Such Tax Returns shall, to the extent relating to the portion of such Straddle Period ending on or before the Closing Date, be prepared in a manner consistent with the past practices of the SGA Companies in filing their Tax Returns unless otherwise required by applicable Law. The Purchaser shall deliver a draft of each such Tax Return to the Seller Representative for review and comment at least thirty (30) days prior to the filing date of such Tax Return (taking into account valid applicable extensions) and the Purchaser shall consider in good faith such changes to such Tax Returns as the Seller Representative reasonably requests provided such changes are reasonable, consistent with applicable Law and would not materially increase the amount of Taxes owed by the SGA Companies or the Purchaser, all as reasonably determined by the Purchaser in consultation with the Seller Representative, and no such Tax Return shall be filed without the prior written consent of the Seller Representative, which consent shall not be unreasonably withheld, conditioned or delayed.
(ii)    Subject to the following sentence, within five (5) days prior to the filing date for any Tax Return described in subparagraph (a)(i)(A) (taking into account valid applicable extensions), Sellers shall timely pay (or cause to be paid) all Taxes shown as due on all Tax Returns described in subparagraph (a)(i)(A). In the case of a Tax Return in respect of a Straddle Period, Sellers shall pay the portion of Taxes shown as due on each such Tax Return allocable to any taxable period (or portion thereof) ending on (and including) the Closing Date (determined under the principles of Section 6.02(b), and Purchaser or the SGA Companies shall pay any other Taxes shown as due thereon
(b)    With respect to any Action in respect of Taxes relating to the SGA Companies (or the operations thereof) for any taxable period ending on or before the Closing Date or the portion of any Straddle Period ending on the Closing Date and with respect to which the full amount of any resulting Tax liability will be borne by the Sellers (including by way of any indemnification under this Agreement) and the other SGA Parties (and not the Purchaser or the SGA Companies), the Seller Representative shall have the right to control, with counsel of its choosing and at its own expense, the conduct of such audit, examination or proceeding; provided, however, that the Purchaser shall be permitted to participate in any such audit, examination or proceeding at its own cost and expense and the Seller Representative shall keep Purchaser reasonably informed of any significant developments in such matter, and, provided, further, that the Seller Representative shall not settle any such audit, examination or proceeding for a Straddle Period without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.
Section 6.02    Tax Indemnities.
(a)    From and after the Closing Date, each Seller shall without duplication (severally and not jointly in proportion to each Seller’s Purchase Price Percentage) indemnify the Purchaser Indemnified Parties against and hold harmless from any and all Losses with respect to Taxes (each a “Tax Loss” and collectively, the “Tax Losses”) arising out of (i) other than as reflected as a liability in the financial statements and taken into account in determining the Closing Adjustment Amount, any Taxes which become payable by or with respect to the SGA Company Parties for taxable periods or portions thereof ending on or before the Closing Date (the “Pre-Closing Tax Period”), whether directly, or that are imposed on a SGA Company Party by reason of transferee or successor liability, by contract, the operation of law, or otherwise, in each case determined under the principles of Section 6.02(b); and (ii) Taxes imposed on a Purchaser Indemnified Party as a result of, and proximately caused by, (x) a SGA Fundamental Warranty Breach with respect to a representation or warranty set forth in Section 3.16 or (y) the breach of any covenant or agreement set forth in Section 5.09 or this Article VI; provided, that the calculation of any Tax Losses pursuant to this Section 6.02(a)(ii) shall be determined without giving effect to any Material Adverse Effect, materiality or similar qualifiers.
(b)    For purposes of this Article VI, any Taxes for, and any income in respect of, a “Straddle Period” (a Tax period that includes, but does not end on, the Closing Date) shall be apportioned between the Pre-Closing Tax Period, on the one hand, and the taxable periods or portions thereof beginning after the Closing Date (the “Post-Closing Tax Period”), on the other hand. The income and gain of the SGA Companies shall be allocated between the Purchaser and the Sellers in respect of a Straddle Period based on a closing of the books of the relevant SGA Company effective as of the Closing Date. The amount of any Taxes based on or measured by income, gain or receipts of the SGA Companies shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period on a closing-of-the-books basis. The amount of other Taxes shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period in the following manner: (A) in the case of a real or personal property Tax imposed on property (excluding, for the avoidance of doubt, any income Tax) and that applies ratably to a Straddle Period, the amount of Tax allocable to a portion of the Straddle Period shall be the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the total number of days in such portion of such Straddle Period and the denominator of which is the total number of days in such Straddle Period, and (B) in the case of sales, value-added, withholding and similar transaction-based Taxes (other than Conveyance Taxes allocated under Section 6.04), such Taxes shall be allocated to the portion of the Straddle Period in which the relevant transaction occurred.
(c)    After the Closing, a Purchaser Indemnified Party shall promptly notify the Indemnifying Party in writing of any demand, claim or notice of the commencement of an audit received by such party from any Governmental Authority or any other Person with respect to Taxes for which such other Party is liable pursuant to this Section 6.02; provided, however, that a failure to give such notice will not affect such other party’s rights to indemnification under this Article VI, except to the extent that such Party is actually and materially prejudiced thereby. Such notice shall contain factual information (to the extent known) describing the asserted Tax liability and shall include copies of the relevant portion of any notice or other document received from any Governmental Authority or any other Person in respect of any such asserted Tax liability.
Section 6.03    Tax Cooperation and Exchange of Information . The Sellers and the Purchaser shall provide each other with such reasonable cooperation and information as either of them reasonably may request of the other (and shall cause the SGA Companies to provide such cooperation and information) in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents (to the extent in the relevant Party’s possession) relating to rulings or other determinations by Taxing Authorities and executing or causing the execution of appropriate power(s) of attorney to allow the Sellers to control Tax-related audits, examinations or other proceedings as contemplated hereby. The Sellers and the Purchaser shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 6.03. Each of the Sellers and the Purchaser shall retain all Tax Returns, work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters of the SGA Companies for any taxable period that includes the date of the Closing and for all prior taxable periods until six (6) years following the due date (without extension) for filing such Tax Returns. Any information obtained under this Section 6.03 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.
Section 6.04    Conveyance Taxes. Any Conveyance Taxes that may be imposed upon, or payable or collectible or incurred in connection with, this Agreement and the Transactions will be borne 50% by the Sellers (pro rata based on each Seller’s Purchase Price Percentage) and 50% by Purchaser. The Purchaser and the Sellers agree to cooperate in the execution and delivery of all instruments and certificates with respect to the preparation and filing of Conveyance Taxes.
Section 6.05    Purchase Price Allocation. The Purchaser shall prepare an allocation of (a) the Purchase Price for Tax purposes (a) among the Transferred Units and (b) the Purchase Price for Tax purposes among the assets of each SGA Company Party as required by the Code, including Sections 754, 755 and 743 thereof, and the Treasury Regulations thereunder (and any similar provision of state, local, or non-U.S. law, as appropriate) consistently with the principles set forth on Schedule E hereto (such allocation, the “Allocation Schedule”). The Purchaser shall deliver a draft of the Allocation Schedule to the Seller Representative within thirty (30) days after the date of this Agreement for review and comment. The Purchaser and the Seller Representative shall negotiate in good faith to resolve any disputes regarding the draft Allocation Schedule. No allocation of the Purchase Price may be finalized without the consent of the Seller Representative (such consent not to be unreasonably withheld, conditioned or delayed). Except as otherwise required pursuant to a final determination (within the meaning of Section 1313 of the Code, or any analogous provision of applicable state, local or non-U.S. Law) by a Taxing Authority, each Party (including each SGA Company Party) shall file all Tax Returns (including, but not limited to Internal Revenue Service Form 8594, as applicable) in all respects and for all purposes in a manner that is consistent with the Allocation Schedule as finally determined, and shall take no position (whether in audits, tax returns, or otherwise) that is inconsistent with such Allocation Schedule unless required to do so by applicable Law.
Section 6.06    Section 754 Election. The Parties shall cause an election or elections under Section 754 of the Code to be made by or in effect for SGA and each SGA Company Party taxed as a partnership for U.S. federal income Tax purposes, for each taxable year that includes or ends on the Closing Date.
Section 6.07    Tax Refunds. Any Tax refunds that are received in cash (or that are immediately creditable against otherwise currently payable Taxes) by the Purchaser, any of the SGA Companies or any of their respective Affiliates following the Closing Date, and that in either such case arise from Taxes of any of the SGA Companies for a period (or portion thereof) prior to the Closing Date, determined under the principles of Section 6.02(b), other than as reflected as an asset in the financial statements and taken into account in determining the Closing Adjustment Amount, shall be for the account of the Sellers, and the Parties shall (or shall cause the relevant Affiliate to) pay over to the Sellers (pro rata based on each Seller’s Purchase Price Percentage) any such refund or the amount of any such credit within ten (10) Business Days after such refund or credit is received or applied. The Sellers, upon the request of Purchaser, shall repay to Purchaser, the SGA Companies or any of their respective Affiliates the amount paid over pursuant to the preceding sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that Purchaser, the SGA Companies or any of their respective Affiliates is required to repay such refund.
ARTICLE VII

CONDITIONS TO CLOSING
Section 7.01    Conditions to Obligations of the SGA Parties. The obligation of the SGA Parties to consummate the Transactions shall be subject to the fulfillment as of the Closing, or the waiver in writing by SGA, on or before the Closing, of each of the conditions set forth in this Section 7.01.
(a)    Representations, Warranties and Covenants. (i) The Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing, (ii) (A) except for the representations and warranties of the Purchaser set forth in Section 4.01 and Section 4.02, the representations and warranties of the Purchaser contained in this Agreement (other than those representations and warranties of the Purchaser that are qualified by “material” or “material adverse effect” or any other materiality qualifications contained therein, which shall be true and correct in all respects) shall be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date (except with respect to representations and warranties which speak to an earlier date, in which case, as of such earlier date) except for any failure to be so true and correct that, individually or in the aggregate, would not have a material adverse effect on the Purchaser, and (B) the representations and warranties of the Purchaser set forth in Section 4.01 and Section 4.02 shall be true and correct in all respects as of the date hereof and as of the Closing Date (except with respect to representations and warranties which speak to an earlier date, in which case as of such earlier date), and (iii) the SGA Parties shall have received a certificate signed by an officer of the Purchaser to the foregoing effect.
(b)    Closing Deliveries. The Purchaser shall have delivered to the SGA Parties, as applicable, the deliverables identified in Section 2.03.
(c)    No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making any of the Transactions illegal or otherwise restraining or prohibiting the consummation of any of the Transactions.
(d)    Client Consents. The Consenting Percentage shall be at least 80.00%.
Section 7.02    Conditions to Obligations of the Purchaser. The obligation of the Purchaser to consummate the Transactions shall be subject to the fulfillment as of the Closing, or the waiver in writing by the Purchaser on or before the Closing, of each of the conditions set forth in this Section 7.02.
(a)    Representations, Warranties and Covenants. (i) The SGA Parties shall have performed in all material respects all of their respective obligations hereunder required to be performed by them at or prior to the Closing, (ii) (A) except for the representations and warranties of the SGA Company Parties set forth in Section 3.01, Section 3.02 and Section 3.03, the representations and warranties of the SGA Company Parties contained in this Agreement (other than those representations and warranties of the SGA Company Parties that are qualified by “material,” “material and adverse effect,” “Material Adverse Effect” or any other materiality qualifications contained therein, which shall be true and correct in all respects) shall be true and correct in all respects as of the Closing Date (except with respect to representations and warranties which speak to an earlier date, in which case, as of such earlier date) except for any failure to be so true and correct that, individually or in the aggregate, would not have a Material Adverse Effect, and (B) the representations and warranties of the SGA Company Parties set forth in Section 3.01, Section 3.02 and Section 3.03 shall be true and correct in all respects as of the date hereof and as of the Closing Date (except with respect to representations and warranties which speak to an earlier date, in which case, as of such earlier date), (iii) since the date of this Agreement, there shall not have occurred any Material Adverse Effect and (iv) the Purchaser shall have received a certificate signed by an officer of SGA to the foregoing effect and that each Seller has received such Seller’s applicable Seller Closing Payment payable pursuant to Section 2.01(b).
(b)    Closing Deliveries. The SGA Parties shall have delivered to the Purchaser the deliverables identified in Section 2.04.
(c)    No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making any of the Transactions illegal or otherwise restraining or prohibiting the consummation of any of the Transactions.
(d)    Services Agreements. (i) Each of the Services Agreements with the Founders shall be in full force and effect in all material respects, and (ii) each of the Founders shall be providing services to the SGA Companies as of the Closing on a full-time basis. The Purchaser shall have received a certificate signed by an officer of SGA certifying the foregoing clause (ii).
(e)    Client Consents. (i) The Consenting Percentage shall be at least 80.00%, (ii) the SGA Company Parties shall have made available to the Purchaser reasonable evidence of the Client Consents required by the foregoing clause (i), and (iii) at least two (2) Business Days prior to the Closing the SGA Company Parties shall have delivered to the Purchaser a certificate of an officer of the SGA Company Parties setting forth in reasonable detail the calculation, as of such date, of the Consenting Percentage, the Consenting Client Revenue Run Rate, and the Consent Reduction Amount (if any) and certifying that such calculations have been made in accordance with this Agreement.
(f)    Third Party Consents. The SGA Parties shall have obtained the third party consents set forth on Section 7.02(f) of the Disclosure Schedule and shall have provided Purchaser with reasonable evidence thereof.
ARTICLE VIII

INDEMNIFICATION
Section 8.01    Survival Period. The representations and warranties of the Parties contained in this Agreement or in any certificate delivered pursuant hereto shall survive the Closing for a period of eighteen (18) months after the Closing (the last date of such period, the “Expiration Date”); provided, however, that (a) the representations warranties contained in Section 3.15 (Employee Matters) shall survive the Closing for a period ending on the earlier of (i) six (6) years after the Closing or (ii) six (6) months following the expiration of any applicable statute of limitations (including any extension thereof) and (b) the SGA Fundamental Representations and the Purchaser Fundamental Representations, and the obligations of the Parties under Article VI shall survive the Closing for a period of six (6) months following the expiration of any applicable statute of limitations (including any extension thereof). All covenants and agreements contained herein shall survive until fully performed (except to the extent such covenants or agreements are by their terms to be performed solely prior to the Closing and performance thereof is expressly waived in writing by the Purchaser at or prior to the Closing). Notwithstanding the foregoing, any good faith claim made with reasonable specificity by the Party seeking to be indemnified within the time periods set forth in this Section 8.01 shall survive until such claim is finally and fully resolved.
Section 8.02    Indemnification by the Sellers.
(a)    From and after the Closing, the Purchaser, its Affiliates, and its and their respective officers, directors, employees, agents, successors and assigns (excluding for this purpose the officers, directors and employees of the SGA Companies) (each, a “Purchaser Indemnified Party”) shall be indemnified and held harmless by each Seller (on a several and not joint basis and in proportion to each Seller’s Purchase Price Percentage), against all losses, damages (including diminution in value), claims, costs and expenses, interest, awards, judgments and penalties (including costs of investigation and reasonable attorneys’ fees and expenses) (hereinafter, a “Loss”) resulting from, arising out of, or incurred by such Purchaser Indemnified Party in connection with, or otherwise with respect to (i) a SGA Warranty Breach as of the date hereof or as of the Closing (other than a SGA Fundamental Warranty Breach with respect to a representation or warranty set forth in Section 3.16, which is addressed in Section 6.02), or (ii) the breach of any covenant or agreement by a Seller or, prior to Closing, by a SGA Company Party contained in this Agreement (other than a breach of Section 5.09, which is addressed in Section 6.02).
(b)    Calculations of Losses arising out of or resulting from any breach described in Section 8.02(a) (but, for the avoidance of doubt, not any determination of whether there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement has occurred in the first instance) shall in each case be determined without giving effect to any Material Adverse Effect, materiality or similar qualifiers set forth in the applicable representation and warranty or covenant (as applicable) except for (i) any such qualifier contained in Section 3.08 and (ii) the reference to “material” contained in Section 3.17(a)(xvii).
Section 8.03    Indemnification by the Purchaser. From and after the Closing, the SGA Parties, and their respective Affiliates, agents, successors and assigns, heirs, legatees, personal representatives and permitted assigns (each, a “Seller Indemnified Party”) shall be indemnified and held harmless by the Purchaser against all Losses resulting from, arising out of, or incurred by such Seller Indemnified Party in connection with, or otherwise with respect to (i) a Purchaser Warranty Breach, or (ii) the breach of any covenant or agreement by the Purchaser contained in this Agreement. Calculations of Losses arising out of or resulting from any breach described in clause (i) or (ii) of the immediately preceding sentence (but, for the avoidance of doubt, not any determination of whether a Purchaser Warranty Breach or other breach has occurred in the first instance), shall in each case be determined without giving effect to any Material Adverse Effect, materiality or similar qualifiers set forth in the applicable representation and warranty or covenant (as applicable).
Section 8.04    Limits on Indemnification.
(a)    No claim may be asserted nor may any Action be commenced against any Party pursuant to this Article VIII, unless written notice of such claim or action is received by such Party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or Action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or Action is based ceases to survive as set forth in Section 8.01, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.
(b)    Notwithstanding anything to the contrary contained in this Agreement:
(i)    an Indemnifying Party shall not be liable for any claim for indemnification pursuant to a SGA Warranty Breach (other than an Excluded Warranty Breach), or a Purchaser Warranty Breach (other than an Excluded Warranty Breach) in respect of any Loss incurred or suffered by an Indemnified Party unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Parties equals or exceeds 1.5% of the Closing Purchase Price (the “Threshold”), after which the Indemnifying Parties shall be liable for all Losses (including those incurred in reaching the Threshold);
(ii)    the maximum aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Parties arising out of or resulting from all SGA Warranty Breaches (other than Excluded Warranty Breaches or, without duplication, Tax Losses under Section 6.02), or all Purchaser Warranty Breaches (other than Excluded Warranty Breaches), shall, with respect to the indemnification obligations of the Purchaser, be an amount equal to (A) 12.5% of the Closing Purchase Price and (B) with respect to the indemnification obligations of any Seller, be an amount equal to 12.5% of such Seller’s Purchase Price Percentage of the Closing Purchase Price;
(iii)    in no event shall (A) the aggregate liability under this Article VIII or Section 6.02, of the Purchaser, on the one hand, or the Sellers or the SGA Companies, on the other hand, exceed an amount equal to the Purchase Price and (B) the aggregate liability of any Seller exceed an amount equal such Seller’s Purchase Price Percentage times the Purchase Price; and
(iv)    neither the Purchaser nor the Sellers shall have any liability under any provision of this Agreement for (A) any punitive or exemplary damages relating to the breach or alleged breach of this Agreement, except to the extent such damages are awarded to a third party in respect of a Third Party Claim (and such amounts are actually paid by the applicable Indemnified Party to such third party) or (B) Losses or Tax Losses taken into account in the final calculation of the Final Adjustment Amount.
(c)    Losses and Tax Losses shall not be subject to indemnification under this Article VIII or Section 6.02 to the extent of any insurance or other third party recoveries actually received by an Indemnified Party from an unaffiliated third party in respect of such Losses, net of the cost of recovery of such amounts (including increases in insurance premiums to the extent relating to such Losses) realized by such Indemnified Party.
(d)    If an Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses or Tax Loss pursuant to this Article VIII or Section 6.02 and the Indemnified Party could have recovered all or a part of such Losses or Tax Loss from a third party (a “Potential Contributor”) based on the underlying claim giving rise to the payment of such Losses or Tax Loss, the Indemnified Party shall, to the extent the Indemnified Party has the legal right to do so, assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.
(e)    Losses and Tax Losses shall be reduced by any net Tax benefit which is actually realized by the Indemnified Party in cash or as a credit against otherwise immediately payable tax, as determined in each case by the Indemnified Party in its sole discretion, by virtue of, or with respect to, the payment of the loss or expense resulting in such Loss or Tax Loss.
Section 8.05    Third Party Claims. If an Indemnified Party shall receive written notice of any Action by an unaffiliated third party (each, a “Third Party Claim”) against it which would reasonably be expected to give rise to a claim for Loss under this Article VIII, within ten (10) days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, that, the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that such failure shall have materially and adversely prejudiced the Indemnifying Party. The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within twenty (20) days of the receipt of such notice from the Indemnified Party; provided, that the Indemnifying Party shall not be entitled to assume or continue control of the defense of any Third Party Claim if (i) the Third Party Claim relates to or arises in connection with any criminal Action, (ii) the Third Party Claim seeks an injunction, specific performance or similar equitable relief against any Indemnified Party, (iii) the Third Party Claim has or would reasonably be expected to result in Losses in excess of the amounts available for indemnification pursuant to Section 8.04, or (iv) the Indemnifying Party has failed or is failing to defend in good faith the Third Party Claim. If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party may participate in such defense at its own expense; provided, that the fees, costs and expenses of such counsel shall be at the expense of the Indemnifying Party if the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded based on advice from legal counsel that representation of both parties by the same counsel would be inappropriate due to actual or potential conflict of interest between them; provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Third Party Claim. If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party shall defend such Third Party Claim in good faith and the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of a Third Party Claim, it shall not settle the Third Party Claim without the Indemnified Party’s written consent unless (A) the settlement does not entail any admission of liability on the part of any Indemnified Party, and (B) the settlement includes an unconditional release of each Purchaser Indemnified Party or Seller Indemnified Party, as applicable, reasonably satisfactory to such Indemnified Party, from all Losses with respect to such Third Party Claim. The Indemnified Party shall not settle any Third Party Claim if the Indemnifying Party shall have any obligation as a result of such settlement (whether monetary or otherwise) unless such settlement is consented to in writing by the Indemnifying Party, such consent not to be unreasonably withheld or delayed. The provisions of this Section 8.05 shall be subject to, and overridden by where inconsistent with, the provisions of Section 6.01 and Section 6.02. For the avoidance of doubt, the right to undertake the defense of such Third Party Claim shall be exercised by such Sellers as a group through the Seller Representative.
Section 8.06    Exclusive Remedy, etc. The Parties acknowledge and agree that following the Closing, except in cases of fraud in connection with the Transactions, as provided in Section 10.13 or claims for equitable relief, this Article VIII and Section 6.02 will provide the exclusive remedy for any claim arising out of breaches by any Party of any representations, warranties, covenants or agreements set forth in this Agreement or in any certificate delivered pursuant to Article VII. For the avoidance of doubt, this Section 8.06 shall only apply to claims arising out of any breach of this Agreement and not to claims arising out of any breach of any Ancillary Agreement or of any other agreement entered into in connection with the Transactions.
Section 8.07    Treatment as Purchase Price Adjustment. The Sellers and the Purchaser agree that any indemnification payment made pursuant to this Article VIII or Article VI shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by a final determination within the meaning of Section 1313 of the Code or any analogous provision of applicable state, local or non-U.S. Law.
Section 8.08    Additional Matters. The right to indemnification for breaches of any representations, warranties, covenants or agreements set forth in this Agreement or in any certificate delivered pursuant to Article VII will not be affected by any investigation conducted with respect to, or any knowledge or information acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement (other than disclosures made in this Agreement, the Disclosure Schedules or the other Schedules and Exhibits hereto). Except as set forth in Section 5.03, the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification for breaches of any representations, warranties, covenants or agreements.
ARTICLE IX

TERMINATION
Section 9.01    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by either the Seller Representative or the Purchaser if the Closing shall not have occurred by September 30, 2018 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(a) shall not be available (i) to Purchaser if Purchaser’s failure to fulfill any of its obligation under this Agreement shall have been a cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date or (ii) to the Seller Representative if any SGA Party’s failure to fulfill any obligation under this Agreement shall have been a cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;
(b)    by either the Purchaser or the Seller Representative in the event that any Governmental Order restraining, enjoining or otherwise prohibiting any of the Transactions shall have become final and non-appealable;
(c)    by the Seller Representative (provided, that none of the SGA Parties is then in material breach of any representation, warranty, covenant or other agreement contained herein such that the Purchaser would be entitled to terminate this Agreement pursuant to Section 9.01(d)) if the Purchaser shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement which, either individually or in the aggregate, would give rise to or result in, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.01, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice by the Seller Representative to the Purchaser specifying such breach;
(d)    by the Purchaser (provided, that the Purchaser is not then in material breach of any representation, warranty, covenant or other agreement contained herein such that the Sellers would be entitled to terminate this Agreement pursuant to Section 9.01(c)) if the SGA Parties shall have breached any of their representations, warranties, covenants or agreements contained in this Agreement which, either individually or in the aggregate, would give rise to or result in, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.02, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice by the Purchaser to the Seller Representative specifying such breach; or
(e)    by the mutual written consent of the Seller Representative and the Purchaser.
Section 9.02    Effect of Termination. In the event of termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto; except that (a) Section 5.04, this Section 9.02 and Article X shall survive any termination of this Agreement and (b) nothing herein shall relieve any Party from liability for any intentional misrepresentation or willful breach of any covenant or agreement contained in this Agreement occurring prior to such termination.
ARTICLE X

GENERAL PROVISIONS
Section 10.01    Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred by the Purchaser in connection with this Agreement and the Transactions shall be borne by the Purchaser, and all such costs and expenses of each of the SGA Parties and SGA Companies, shall be borne by the SGA Parties; provided, that any costs and expenses incurred by the Registered Funds in connection with the transactions contemplated hereby (e.g., proxy solicitation costs), to the extent that such Registered Funds are required to be reimbursed for such costs and expenses by any SGA Company shall be borne 50% by the Purchaser, on the one hand, and 50% by the Sellers, on the other; and provided, further, that, to the extent not paid prior to the Closing, all such costs and expenses of the SGA Companies (including any reimbursable expenses of any Seller) shall be fully accrued and included as a Current Liability (whether or not invoiced) as provided on Schedule B hereto).
Section 10.02    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given) when delivered in person or when transmitted by electronic facsimile transfer, or one (1) Business Day after having been dispatched by a nationally recognized overnight courier service to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.02):
(a)    if to Estancia:
20865 N 90th Place, Suite 200
Scottsdale, AZ 85255
Attention:    Danny Kang
Facsimile No.:    (480) 998-7103
(b)    if any SGA Company Party or any Management Seller, to each such party:
c/o Sustainable Growth Advisers
301 Tresser Blvd
Suite 1310
Stamford, CT 06901
Facsimile No.:     (203) 348-4732
with a copy (which shall not constitute notice) to:
Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attention:        Rick Presutti
        Ronald Richman
Facsimile No.:    212-593-5955
(c)    if to the Purchaser:
Virtus Partners, Inc.
100 Pearl Street, 9th Floor
Hartford, CT 06103
Attention:     Chief Executive Officer
General Counsel
with a copy (which shall not constitute notice) to:
Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178-0060
Attention: Robert D. Goldbaum
Nathan R. Pusey
Facsimile No.: 212-309-6001
(d)    if to the Seller Representative:
c/o Sustainable Growth Advisers
301 Tresser Blvd
Suite 1310
Stamford, CT 06901
Attention: Gordon Marchand
Facsimile No.:     (203) 348-4732
Estancia Capital Partners, L.P.
20865 N 90th Place, Suite 200
Scottsdale, AZ 85255
Attention:    Danny Kang
Facsimile No.:    (480) 998-7103
with a copy (which shall not constitute notice) to:
Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attention:    Rick Presutti
        Ronald Richman
Facsimile No.:    212-593-5955
Section 10.03    Announcements. No Party will issue or cause the publication of (or will permit any of its respective Affiliates to issue or cause the publication of) any press release or other external announcement with respect to this Agreement or the Transactions unless the Parties have mutually agreed as to the form, content and timing of such press release or announcement; provided, however, that nothing herein will prohibit any Party from issuing or causing publication of any such press release or public announcement to the extent that such Party determines such action to be required by Law or the rules of any exchange or self-regulatory organization applicable to it or its Affiliates, in which event the Party making such determination will, if practicable in the circumstances, use reasonable efforts to allow the other Party reasonable time to comment on such release or announcement in advance of the issuance.
Section 10.04    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to the Parties. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.
Section 10.05    Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, by and among the Parties with respect to the subject matter hereof and thereof.
Section 10.06    Successors and Assigns; Third Party Beneficiaries. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, legatees and personal representatives, and nothing herein is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever other than as provided in Section 10.13 or, in the case of Article VIII and Section 6.02, an Indemnified Party. This Agreement will not be assignable or delegable by any of the SGA Parties, on the one hand, or the Purchaser, on the other hand, without the prior written consent of the Purchaser (in the case of an assignment by a SGA Party) or the SGA Company Parties (in the case of an assignment by the Purchaser); provided, however, that the Purchaser may assign its rights hereunder to any Affiliate without the consent of any other Party hereto; provided, further, that no such assignment shall relieve the Purchaser of its obligations under this Agreement. It is expressly acknowledged, understood, and agreed that nothing herein is intended to or does or shall constitute an amendment to or establishment of any Plan.
Section 10.07    Amendment. This Agreement may not be amended or supplemented except (a) by an instrument in writing signed by, or on behalf of, each Party or (b) by a waiver in accordance with Section 10.08.
Section 10.08    Waiver. The Purchaser and the SGA Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered by the other Party pursuant hereto, or (c) waive compliance with any of the agreements of the other Party or conditions to such Party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by, or on behalf of, the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of a Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.
Section 10.09    Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.
Section 10.10    Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. The Parties agree that all Actions arising out of or relating to this Agreement or the transactions contemplated hereby, shall be brought and maintained only in the federal or state courts located in the State of New York. Consistent with the preceding sentence, the Parties hereby (a) irrevocably submit to the exclusive jurisdiction and venue of such courts (and of the appropriate appellate courts therefrom) in any such Action and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above named courts, or that this Agreement or the transactions contemplated by this Agreement or the subject matter hereof or thereof may not be enforced in or by any of the above named courts. Notwithstanding the immediately preceding sentences, a Party may commence any action in a court other than the above-mentioned courts solely for the purpose of enforcing an order or judgment issued by one of the above named courts.
Section 10.11    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
Section 10.12    Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or as a pdf attachment to an email) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.
Section 10.13    Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, that money damages or other legal remedies would not be an adequate remedy for any such harm and that the parties shall be entitled, without posting bond or any similar undertaking, to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the federal or state courts located in the State of New York, in addition to any other remedy to which they are entitled at Law or in equity.
[remainder of page intentionally left blank]

19

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

[signature pages circulated separately – to be attached to the final PDF].

EXHIBIT A-1

SGA LPA

[See attached.]

EXHIBIT A-2

SG GP LLCA

[See attached.]

EXHIBIT B

Services Agreements
[See attached.]

EXHIBIT C

Form of Transfer Document
[Name of Transferor] (the “Transferor”), for value received, does hereby transfer to [Name of Purchaser] (the “Transferee”) [---] Ownership Units (the “Transferred Units”) in [SGA or SGA GP, as applicable], a Delaware [limited liability company]/[limited partnership] (the “Company”), to hold the same unto the Transferee. This instrument is intended to give effect to the transactions contemplated by that certain Securities Purchase Agreement, dated as of [_____], 2018, among the Transferee, the Transferor and the other SGA Parties (as defined therein) named therein (the “Agreement”), and is subject to the terms thereof.

TRANSFEROR:

[NAME OF TRANSFEROR]

By:
Name:
Title:

TRANSFEREE:

[NAME OF PURCHASER]

By:
Name:
Title:
This instrument shall be governed by and construed in accordance with the laws of the State of Delaware.

EXHIBIT D

Form of Escrow Agreement
[See attached.]

EXHIBIT E

Form of Tax Certificate
CERTIFICATE OF NON-FOREIGN STATUS
UNDER SECTION 1446(F)(2)(A)

Section 1446(f) of the Internal Revenue Code of 1986, as amended (the “Code”), provides that if any portion of the gain (if any) on any disposition of an interest in a partnership would be treated under section 864(c)(8) of the Code as effectively connected with the conduct of a trade or business within the United States, the transferee shall be required to deduct and withhold a tax equal to 10 percent of the amount realized on the disposition unless the transferor provides an affidavit stating that the transferor is not a foreign person and providing such person’s taxpayer identification number.

To inform Virtus Partners, Inc., a Delaware corporation (the “Transferee”), that withholding of tax is not required in connection with the disposition by _______________ (the ”Transferor”) of his/her interests in [Sustainable Growth Advisers LP, a Delaware limited partnership,][SGIA, LLC, a Delaware limited liability company], in connection with the Securities Purchase Agreement dated as of ___________, 2018, the Transferor hereby certifies the following:

1.The Transferor is not a foreign person (as such term is defined for purposes of Section 1446(f)(2)(A) of the Code); and
2.The Transferor’s U.S. taxpayer identification number is: _________________.
The Transferor understands that this certification may be disclosed to the Internal Revenue Service by the Transferee and that any false statement contained herein could be punished by fine, imprisonment or both.

Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete.

________________________________

Date: [         ], 2018

Schedule A

Transferred Units and Purchase Price Percentages

	Owned Units		Transferred Units
Seller	SGA	SGIA	SGA Units	SGIA Units	Purchase Price Percentage
Estancia Capital Partners L.P.	27,225.660	0.000	27,225.660	0.000	32.7347%
George P. Fraise	17,520.000	20.000	12,235.920	20.000	14.7359%
Gordon Marchand	17,520.000	20.000	12,235.920	20.000	14.7359%
Robert L. Rohn	17,520.000	20.000	12,235.920	20.000	14.7359%
Kishore Rao	7,363.546	—	3,681.773	—	4.4268%
Alexandra Lee	6,793.546	—	3,396.773	—	4.0841%
M. Tucker Brown	6,793.546	—	3,396.773	—	4.0841%
Hrishikesh (HK) Gupta	4,552.800	—	2,276.400	—	2.7370%
Peter Seuffert	2,275.200	—	1,137.600	—	1.3678%
Stephen Skatrud	2,275.200	—	1,137.600	—	1.3678%
Joseph Kolanko	1,297.728	—	648.864	—	0.7802%
Patrick Holway	1,297.728	—	648.864	—	0.7802%
Piotr Madej	1,297.728	—	648.864	—	0.7802%
Christopher Ingrassia	1,186.470	—	593.235	—	0.7133%
David Oh	1,187.000	—	593.500	—	0.7136%
Daniel Callaway	950.000	—	475.000	—	0.5711%
Chi Wong	648.864	—	324.432	—	0.3901%
Peter Knudsen	434.990	—	217.495	—	0.2615%
Total:	118,733.706	60.000	83,110.593	60.000	100.00%

Schedule B

Balance Sheet Rules

(i)
    The consolidated current assets of the SGA Companies shall include only the line items set forth on Schedule C under the heading “Current Assets” and no other assets, as determined in accordance with those accounting principles, methods and practices used in preparing the Audited Balance Sheet, applied on a consistent basis and in accordance with GAAP; provided that the rules set forth in this Schedule B, except as provided in subsections (iii) and (vii) below, shall in any event be applied, each calculated immediately before, and without giving effect to, the Closing.

(ii)
    The consolidated current liabilities of the SGA Companies shall include only the line items set forth on Schedule C under the heading “Current Liabilities” and no other liabilities, except as provided in this Schedule B, as determined in accordance with those accounting principles, methods and practices used in preparing the Audited Balance Sheet, applied on a consistent basis and in accordance with GAAP; provided that the rules set forth in this Schedule B, except as provided in subsection (vii) below, shall in any event be applied, each calculated immediately before, and without giving effect to, the Closing.

(iii)
    Current Assets shall not include (A) any categories of assets other than those in Schedule C, except as provided in this Schedule B, (B) any accounts receivable that are over 90 days old as of the Closing Date and remain uncollected 45 days after the Closing Date or (C) any receivables due from any partner, officer or employee of any SGA Company, except to the extent such receivables are repaid to SGA in cash at the Closing (including as provided in the Agreement with respect to the repayment of Seller Debt), (D) Client receivables shall only include amounts due from clients based on the amounts agreed and reconciled between the client and MIDAS, to the extent such receivables are estimated to facilitate Closing, they will be trued up pursuant to Section 2.05 or (E) regardless of historical interim accounting practices, prepaid assets will be updated to reflect such asset as of the balance sheet date. For the avoidance of doubt, the amount of any receivables due from any partner, officer or employee of any SGA Company that are to be repaid to SGA in cash at the Closing shall also be included for the purposes of determining satisfaction of the $1,500,000 cash requirement per Section 3.03(f) of the Agreement.

(iv)
Current Liabilities shall not include any categories of liabilities other than those in Schedule C except as provided in this Schedule B. Regardless of historical interim accounting practices, all Current Liabilities will be updated to reflect such liabilities as of the balance sheet date and shall include but not be limited to pension liability, bonuses payable, commission liability corresponding to sales recorded on the income statement, expense reimbursements to funds/clients and fund expenses associated with UCITs.

(v)	“Investments” shall include only liquid investments and shall be valued at fair market value.

(vi)
    With respect to each partner of each SGA Company, Current Liabilities shall include no accrual for the Performance Shares Plan (and Purchaser shall not be required to pay such individuals any compensation in respect of such plan for that portion of calendar 2018 preceding the Closing Date); and

(vii)
Except as otherwise specified in the Agreement, to the extent not paid prior to or concurrent with the Closing, all costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred by or on behalf of the SGA Companies in connection with this Agreement and the Transactions (including any reimbursable expenses of any Seller) shall be fully accrued and included as a Current Liability (whether or not invoiced, whether or not due upon the Closing); provided, that any costs and expenses incurred by the Registered Funds in connection with the transactions contemplated by the Agreement (e.g., proxy solicitation costs), to the extent that such Registered Funds are required to be reimbursed for such costs and expenses by any SGA Company shall be borne 50% by the Purchaser, on the one hand, and 50% by the Sellers, on the other.

******

Schedule C

Current Assets and Current Liabilities

Current Assets
Cash and cash equivalents
Partner notes receivable to be repaid in cash concurrent with transaction
Total Cash and Cash Equivalents
Investments
Client receivables (net of doubtful accounts)
Other current receivables
Prepaid expenses
Total Current Assets	$

Current Liabilities
Accounts payable
Accrued pension liability
Accrued commissions payable
Accrued fund servicing & custody fees
Total Current Liabilities

Current Assets
Less: Current Liabilities
Net Working Capital

Schedule D

Unfunded Client Mandates

Unfunded Client Mandates
Coca-Cola Canada (Global ADR portfolio)	$100,000,000
Malta Insurance	$100,000,000
RBS Retirement Plan	$625,000,000

Schedule E

Allocation Principles

A.	Purchase Price for SGIA Units being sold _______%

Capital Account balance in SGA	Book Value thereof as of the Closing Date
Goodwill and Going Concern Value	Remainder of amounts allocable to purchase price for SGIA interest.

B.	Purchase Price for SGA Units being sold _______%

(i) Value of the assets on the balance sheet and (ii) value of other identifiable intangibles	Book Value thereof as of the Closing Date, if reflected on the Audited Balance Sheet, or the amounts agreed on by Purchaser and Seller Representative, if not reflected on the Audited Balance Sheet.
Goodwill and Going Concern Value	Remainder of amounts allocable to purchase price for SGA interest

EXHIBIT B – Page 1